                                                                     EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                           R&G FINANCIAL CORPORATION,

                     R&G ACQUISITION HOLDINGS CORPORATION,

                              THE CROWN GROUP, INC.

                                       AND

                       CROWN BANK, A FEDERAL SAVINGS BANK

                          DATED AS OF DECEMBER 19, 2001

                      AGREEMENT AND PLAN OF REORGANIZATION
                                TABLE OF CONTENTS

                                                                                                              Page
ARTICLE I DEFINITIONS............................................................................................1

ARTICLE II THE MERGER............................................................................................6

         2.1      The Merger.....................................................................................6

         2.2      Effect of the Merger...........................................................................6

         2.3      Articles of Incorporation and Bylaws...........................................................7

         2.4      Directors and Officers.........................................................................7

         2.5      Effective Time.................................................................................7

         2.6      Effect on Outstanding Shares...................................................................7

         2.7      Shareholder Rights; Stock Transfers............................................................8

         2.8      Dissenting Shares..............................................................................9

         2.9      Additional Actions.............................................................................9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF GROUP AND THE BANK................................................10

         3.1      Capital Structure of Group....................................................................10

         3.2      Organization, Standing and Authority of Group.................................................10

         3.3      Ownership of the Bank.........................................................................10

         3.4      Organization, Standing and Authority of the Bank..............................................11

         3.5      Authorized and Effective Agreement; Consents and Approvals....................................11

         3.6      Regulatory Reports............................................................................12

         3.7      Financial Statements..........................................................................12

         3.8      Material Adverse Change.......................................................................14

         3.9      Environmental Matters.........................................................................14

         3.10     Tax Matters...................................................................................14

         3.11     Legal Proceedings.............................................................................17

         3.12     Compliance with Laws..........................................................................17

         3.13     Employee Benefit Plans........................................................................18

         3.14     Certain Contracts.............................................................................20

         3.15     Brokers and Finders...........................................................................20

         3.16     Insurance.....................................................................................21

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
         3.17     Properties....................................................................................21

         3.18     Labor.........................................................................................21

         3.19     Transactions with Affiliates..................................................................22

         3.20     Loans; Nonperforming Loans and Classified Assets..............................................22

         3.21     Administration of Fiduciary Duties............................................................22

         3.22     Required Vote; Inapplicability of Antitakeover Statutes; Fairness Opinion.....................23

         3.23     Disclosures...................................................................................23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF R&G AND HOLDINGS...................................................23

         4.1      Capital Structure of R&G......................................................................23

         4.2      Organization, Standing and Authority of R&G...................................................24

         4.3      Ownership of the R&G Subsidiaries.............................................................24

         4.4      Organization, Standing and Authority of the R&G Subsidiaries..................................24

         4.5      Authorized and Effective Agreement; Consents and Approvals....................................24

         4.6      Securities Documents..........................................................................25

         4.7      Financial Statements..........................................................................26

         4.8      Material Adverse Change.......................................................................26

         4.9      Legal Proceedings.............................................................................26

         4.10     Compliance with Laws..........................................................................26

         4.11     Certain Contracts.............................................................................27

         4.12     Brokers and Finders...........................................................................27

         4.13     Ability to Pay Cash Consideration.............................................................28

         4.14     Disclosures...................................................................................28

ARTICLE V COVENANTS.............................................................................................28

         5.1      Reasonable Best Efforts.......................................................................28

         5.2      Solicitation of Shareholder Consents..........................................................28

         5.3      Regulatory and Other Matters..................................................................29

         5.4      Investigation and Confidentiality.............................................................29

         5.5      Press Releases................................................................................30

         5.6      Business of Group and the Bank................................................................30

         5.7      Current Information...........................................................................34

         5.8      Benefit Plans and Employment..................................................................34

         5.9      Indemnification...............................................................................35

         5.10     Additional Covenants..........................................................................35

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
         5.11     Disclosure Supplements........................................................................35

         5.12     Failure to Fulfill Conditions.................................................................36

         5.13     Certain Additional Action.....................................................................36

ARTICLE VI CONDITIONS PRECEDENT.................................................................................37

         6.1      Conditions Precedent  - All Parties...........................................................37

         6.2      Conditions Precedent - Group and the Bank.....................................................38

         6.3      Conditions Precedent - R&G and Holdings.......................................................38

ARTICLE VII TERMINATION, WAIVER AND AMENDMENT...................................................................40

         7.1      Termination...................................................................................40

         7.2      Effect of Termination.........................................................................41

         7.3      Survival of Representations, Warranties and Covenants.........................................42

         7.4      Waiver........................................................................................42

         7.5      Amendment or Supplement.......................................................................42

ARTICLE VIII MISCELLANEOUS......................................................................................42

         8.1      Expenses; Termination Fee.....................................................................42

         8.2      Entire Agreement..............................................................................45

         8.3      Assignment; Successors........................................................................45

         8.4      Notices.......................................................................................45

         8.5      Alternative Structure.........................................................................46

         8.6      Interpretation................................................................................46

         8.7      Counterparts..................................................................................47

         8.8      Governing Law.................................................................................47

Exhibit A Form of Stockholder Agreement
Exhibit B Form of Debenture
Exhibit C Matters to be covered by opinion of counsel to R&G Exhibit D Matters to be covered by opinion of counsel to Group Exhibit E Form of Employment Agreements
Exhibit F Form of Tenant Estoppel
Exhibit G Form of Landlord Estoppel Letter
Exhibit H Form of Accredited Investor Representation Letter
Exhibit I Form of Cresleigh Bancorp, LLC Indemnification Letter Exhibit J Form of LLC Indemnification Letter
Exhibit K Form of Power of Attorney

                      AGREEMENT AND PLAN OF REORGANIZATION


         AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 19, 2001 ("Agreement") among R&G Financial Corporation ("R&G"), a Puerto Rico corporation, R&G Acquisition Holdings Corporation ("Holdings"), a Florida corporation and wholly-owned subsidiary of R&G, The Crown Group, Inc. ("Group"), a Florida corporation, and Crown Bank, a Federal Savings Bank (the "Bank"), a federal savings bank and wholly-owned subsidiary of Group.


                              W I T N E S S E T H:


         WHEREAS, the Boards of Directors of R&G, Holdings, Group and the Bank have determined that it is in the best interests of their respective companies and their shareholders to consummate the business transactions provided for herein; and

         WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

         WHEREAS, as a condition and inducement to R&G's willingness to enter into this Agreement, certain stockholders of Group are concurrently entering into a Stockholder Agreement with R&G (the "Stockholder Agreement"), in substantially the form attached hereto as Exhibit A, pursuant to which, among other things, such stockholders agree to vote their shares of Group Common Stock (as defined herein) in favor of this Agreement and the transactions contemplated hereby; and

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto do hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS


         "Acquisition Transaction" shall have the meaning set forth in Section 5.6(d) hereof.

         "Affiliate" shall have the meaning set forth in Section 3.19 hereof.

         "Affiliated Group" means any affiliated group within the meaning of
Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

         "Attorney-in-Fact" shall mean John A. Koegel, or any duly appointed successor.

         "Bank" shall mean Crown Bank, a Federal Savings Bank.

         "Bank Common Stock" shall mean the common stock, par value $.01 per share, of the Bank.

         "Bank Financial Statements" shall mean (i) the financial statements referred to in Section 3.7(b) hereof, and (ii) the balance sheets of Bank (including related notes and schedules, if any), and the statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of Bank with respect to the quarterly and annual periods ended subsequent to September 30, 2000 and delivered to R&G pursuant to Section
5.7 hereof.


         "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

         "BIF" shall mean the Bank Insurance Fund administered by the FDIC.

         "Closing" shall have the meaning set forth in Section 2.5 hereof.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Commission" shall mean the Securities and Exchange Commission.

         "Confidentiality Agreement" shall have the meaning set forth in Section 5.4(b) hereof.

         "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

         "Dissenting Shares" shall have the meaning set forth in Section 2.8 hereof.

         "DOJ" shall mean the United States Department of Justice.

         "Effective Time" shall mean the time specified pursuant to Section 2.5 hereof as the effective time of the Merger.

         "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

         "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (1) the Comprehensive

Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 2901, et seq; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C.
Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C.
Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq; (2) all comparable state and local laws and any amendment, rule, regulation, order, or directive issued thereunder; and (3) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "FBCA" shall mean the Florida Business Corporation Act.

         "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

         "FDIC" shall mean the Federal Deposit Insurance Corporation, or any successor thereto.

         "FRB" means the Board of Governors of the Federal Reserve System.

         "Governmental Entity" shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

         "Group" shall mean The Crown Group, Inc.

         "Group Common Stock" shall mean the common stock, no par value per share, of Group.

         "Group Employee Plans" shall have the meaning set forth in Section 3.14(a) hereof.

         "Group Financial Statements" shall mean (i) the consolidated financial statements referred to in Section 3.7(a) hereof, and (ii) the consolidated balance sheets of Group (including related notes and schedules, if any), and the consolidated statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of Group with respect to the quarterly and annual periods ended subsequent to September 30, 2000 and delivered to R&G pursuant to Section 5.7 hereof.

         "Group Option" shall mean each option outstanding under the Group Stock Option Plan.

         "Group Stock Option Plan" shall mean the 1986 Incentive Stock Option Plan and the 1992 Executive Stock Option Plan.

         "HOLA" shall mean the Home Owner's Loan Act, as amended.

         "Holdings" shall mean R&G Acquisition Holdings Corporation.

         "LLC" shall mean a limited liability company to be formed by the holders of Group Common Stock outstanding prior to the Effective Time.

         "Material Adverse Effect" means, with respect to an entity, any condition, event, change or occurrence that has or may reasonably be expected to have a material adverse change on the business, operations, results of operations or financial condition of such entity on a consolidated basis but shall not include an adverse change with respect to, or effect on such entity resulting from (1) changes in general economic conditions (including, without limitation, increases or decreases in market rates of interest, (2) any change in a law, rule or regulation generally applicable to financial institutions, (3) any change in generally accepted accounting principles or regulatory accounting principles, as such would apply to the financial statements of such entity or
(4) actions taken or to be taken by Group or the Bank in accordance with the specific terms of this Agreement or based upon the written request of R&G or Holdings pursuant to this Agreement.

         "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under the Environmental Laws.

         "Merger" shall have the meaning set forth in Section 2.1 hereof.

         "Merger Consideration" shall mean an aggregate of $100.0 million in cash, into which shares of Group Common Stock shall be converted in the Merger pursuant to Section 2.6(b) hereof, but only after reduction to provide for the rights of holders of any Group Options to receive the amount described in
Section 2.6(c) hereof, and the R&G Debenture.

         "OTS" shall mean the Office of Thrift Supervision of the U.S. Department of the Treasury, or any successor thereto.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Previously Disclosed" shall mean disclosed in (i) a schedule dated the date hereof delivered from the disclosing party to the other party specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein or (ii) a letter dated after the date hereof from the disclosing party specifically referring to this Agreement and describing in reasonable detail the matters contained therein and delivered by the other party pursuant to Section 5.12 hereof.

         "R&G" shall mean R&G Financial Corporation.

         "R&G Common Stock" shall mean the common stock, par value $.01 per share, of R&G.

         "R&G Debenture" shall mean the 6 3/4 Subordinated Debenture of R&G, in the form of Exhibit B hereto, the aggregate principal amount of which shall be $5.0 million.

         "R&G Financial Statements" shall mean (i) the consolidated statements of financial condition (including related notes and schedules, if any) of R&G as of December 31, 2000 and 1999, and the consolidated statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of R&G for each of the three years ended December 31, 2000, 1999 and 1998 as filed by R&G in its Securities Documents, and (ii) the consolidated statements of financial condition of R&G (including related notes and schedules, if any), and the consolidated statements of income, changes in stockholders' equity (other than on a quarterly basis) and cash flows (including related notes and schedules, if any) of R&G included in the Securities Documents filed by R&G with respect to the quarterly and annual periods ended subsequent to December 31, 2000.

         "R&G Preferred Stock" shall mean the shares of preferred stock, par value $.01 per share, of R&G .

         "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

         "SAIF" shall mean the Savings Association Insurance Fund administered by the FDIC.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

         "Securities Laws" shall mean the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

         "Stockholder Agreement" means the agreement dated the date hereof between certain of the stockholders of Group and R&G, the form of which is attached hereto as Exhibit A.

         "Subsidiary" and "Significant Subsidiary" shall have the meanings set forth in Rule 1-02 of Regulation S-X of the Commission.

         "Surviving Corporation" shall have the meaning set forth in Section 2.1 hereof.

         "Tax" or "Taxes" shall mean any U.S. federal, state, local or foreign income, gross receipts, profits, windfall profits, severance, occupation, premium, environmental, personal property, real property, intangibles, ad valorem, mortgage, production, sales, use, license, excise, customs duties, franchise, registration, value-added, estimated, documentary, stamp, transfer, capital stock, employment, payroll, withholding, social security (or similar), unemployment, disability, transfer, withholding or other taxes or charges of any kind whatsoever levied or imposed on any person or such person's income, properties, assets or operations by any governmental authority or under any law, together with any interest, additions to tax or penalties with respect thereto and any interest in respect of such additions to tax or penalties, whether or not disputed.

         "Tax Returns" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

         "Valuation Analysis" shall have the meaning set forth in Section 5.6(e) hereof.

         Other terms used herein are defined in the preamble and elsewhere in this Agreement.


                                   ARTICLE II

                                   THE MERGER

2.1      THE MERGER

         Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.5 hereof), Holdings shall be merged with and into Group in accordance with Section 607.1101 of the FBCA (the "Merger"), with Group as the surviving corporation (hereinafter sometimes called the "Surviving Corporation").

2.2      EFFECT OF THE MERGER

         As of the Effective Time (as defined in Section 2.5 hereof), the Surviving Corporation shall be considered the same business and corporate entity as each of Group and Holdings and thereupon and thereafter, all the property, rights, powers and franchises of each of Group and Holdings shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Group and Holdings and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of Group and Holdings in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Group and Holdings is a party, shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Group and Holdings if the Merger had not occurred.

2.3      ARTICLES OF INCORPORATION AND BYLAWS

         As of the Effective Time, the Articles of Incorporation and Bylaws of Holdings shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until otherwise amended as provided by law.

2.4      DIRECTORS AND OFFICERS

         As of the Effective Time, the directors and officers of Holdings shall become the directors and officers of the Surviving Corporation.

2.5      EFFECTIVE TIME

         The Merger shall become effective upon the occurrence of the filing of Articles of Merger ("Articles of Merger") with the Department of State of the State of Florida, unless a later date and time is specified as the effective time in such Articles of Merger ("Effective Time"). A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m. Eastern Time, on the fifth business day following the receipt of all necessary regulatory or governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing), at the principal offices of counsel to R&G in Vienna, Virginia or at such other place, at such other time, or on such other date as the parties may mutually agree upon. At the Closing, there shall be delivered to the parties hereto the certificates and other documents required to be delivered under
Article VI hereof.

2.6      EFFECT ON OUTSTANDING SHARES

         Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party hereto:

         (a) Each share of R&G Common Stock and R&G Preferred Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

         (b) Each share of common stock of Holdings issued and outstanding immediately prior to the Effective Time shall become the issued and outstanding common stock of the Surviving Corporation.

         (c) Subject to Section 2.9 hereof, the Group Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held by Group or Bank other than in a fiduciary capacity that are beneficially owned by third parties, which shall be canceled and retired without consideration, and (ii) Dissenting Shares) shall become and be converted into the right to receive without any action on the part of the holders thereof, a pro rata interest in the Merger Consideration.

         (d) Each Group Option granted under the Group Stock Option Plan issued and outstanding immediately prior to the Effective Time shall, without any action on the part of holders thereof, become and be converted into the right to receive the difference between (i) the per share cash portion of the Merger Consideration (calculated by dividing the aggregate Merger Consideration by the outstanding shares of Group Common Stock plus the Group Common Stock underlying the Group Options exercisable at the Effective Time) and (ii) the applicable Group Option exercise price.


2.7      SHAREHOLDER RIGHTS; STOCK TRANSFERS

         (a)(1) To the extent that, as of the Effective Time, holders of Group Common Stock and holders of Group Options shall have (i) executed the Power of Attorney, the form of which is set forth as Exhibit K hereto; (ii) delivered to the Attorney-in-Fact all outstanding shares of Group Common Stock held by such holders duly endorsed in blank and, to the extent applicable, certificates for Group Options; and (iii) executed the Accredited Investor Representation Letter in the form set forth in Exhibit H hereto, then R&G and Holdings shall cause the cash portion of the Merger Consideration to which such holder shall be entitled to be delivered at the Closing to the order of the Attorney-in-Fact. To the extent that the condition set forth in Section 6.3(l) is satisfied, R&G shall issue the R&G Debenture to the LLC and R&G shall make all required payments under the R&G Debenture to the LLC, which in turn shall distribute such payments to its members. To the extent that the condition set forth in Section 6.3(l) is not satisfied, R&G will take the actions specified in Section 2.7(c) hereof with respect to the R&G Debenture. Group has Previously Disclosed each person's pro rata holdings of Group Common Stock.

                  (2) To the extent that as of the Effective Time, any holder has not satisfied the requirements of Section 2.7 (a)(1), R&G and Holdings shall distribute the Merger Consideration to which those holders not satisfying such requirements are entitled in accordance with the requirements of
Section 2.7(b) hereof.

         (b) Subject to Sections 2.7(a) and 2.8 hereof, R&G and Holdings shall use their best efforts to cause to be mailed, within three (3) business days of the Effective Time, to each such holder who has not satisfied the requirements of Section 2.7(a)(1) and who was, at the Effective Time, a holder of record of issued and outstanding Group Common Stock, a letter of transmittal and instructions for use in effecting the surrender of the Group Common Stock certificate(s) ("Certificates") which, immediately prior to the Effective Time, represented such shares. Upon surrender to R&G of such certificates (or such documentation as is acceptable to and required by R&G with respect to lost certificates), together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, R&G shall promptly cause to be issued to such persons entitled thereto a check and, subject to Section 6.3(l) hereto, to the LLC, an R&G Debenture, in each case, in the amount to which such persons are entitled (which shall be determined based upon each person's pro rata holdings of Group Common Stock which has been Previously Disclosed by Group and the Bank), after giving effect to any required tax withholdings. If payment of the Merger Consideration is to be made to a person other than the registered holder of the Group Certificate(s) surrendered, it shall be a condition of such payment that the Group Certificate(s) so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Group Certificate(s) surrendered or established to the satisfaction of R&G or Holdings that such tax has been paid or is not applicable.

         (c) To the extent that the condition set forth in Section 6.3(l) is not satisfied, at the Effective Time, R&G shall issue the R&G Debenture to an exchange agent selected by R&G ("Exchange Agent") in trust to be held for the exclusive benefit of the holders of Group Common Stock entitled to receive the Merger Consideration. Under such circumstances, R&G shall make all required payments under the R&G Debenture to the Exchange Agent, which will in turn distribute such payments to the former holders of Group Common Stock entitled thereto.

2.8      DISSENTING SHARES

         Each outstanding share of Group Common Stock, the holder of which has perfected his right to dissent under Section 607.1302 of the FBCA and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration hereunder and the holder thereof shall be entitled only to such rights as are granted by Section 607.1302 of the FBCA. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. Group shall give R&G prompt notice upon receipt by Group of any such written demands for payment of the fair value of shares of Group Common Stock and of withdrawals of such demands and any other instruments provided pursuant to Section 607.1302 of the FBCA. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

2.9      ADDITIONAL ACTIONS

         If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of Group acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, each of the Group and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Group or otherwise to take any and all such action.

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF GROUP AND THE BANK

         Except as Previously Disclosed, Group and the Bank represent and warrant to R&G and Holdings as follows:

3.1      CAPITAL STRUCTURE OF GROUP

         The authorized capital stock of Group consists of 5,000,000 shares of Group Common Stock. Group has no authorized shares of preferred stock. As of the date hereof, there are 2,058,237 shares of Group Common Stock issued and outstanding and 31,734 shares of Group Common Stock are held as treasury shares. All outstanding shares of Group Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and none of the outstanding shares of Group Common Stock have been issued in violation of the preemptive rights of any person, firm or entity. Group has Previously Disclosed each Group Option outstanding as of the date hereof, including the number of shares covered by each such Group Option and the exercise price thereof. Except for Group Options to purchase 47,200 shares of Group Common Stock as of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Group.

3.2      ORGANIZATION, STANDING AND AUTHORITY OF GROUP

         Group is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Group has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Group and the Bank considered as one enterprise. Group is registered as a savings and loan holding company under the Savings and Loan Holding Company Act, as amended. Group has heretofore delivered to R&G true and complete copies of the Articles of Incorporation and Bylaws of Group as in effect as of the date hereof.

3.3      OWNERSHIP OF THE BANK

         Except for (i) its ownership of the Bank Common Stock, (ii) stock in the Federal Home Loan Bank of Atlanta owned by the Bank, (iii) securities and other interests held in a fiduciary capacity by the Bank and beneficially owned by third parties or taken in consideration of debts previously contracted, and
(iv) as Previously Disclosed, Group does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization, including but not limited to Cresleigh Bancorp, LLC. The authorized capital stock of the Bank consists of 5,000,000 shares of common stock and no shares of preferred stock. As of the date hereof, there were 2,016,071 shares of the Bank Common Stock outstanding and no shares of the Bank Common Stock are held as treasury shares. The outstanding Bank Common Stock has been duly authorized and validly issued, is fully paid and nonassessable and is directly owned by Group free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the Bank Common Stock and there are no agreements, understandings or commitments relating to the right of Group to vote or to dispose of such capital stock or other ownership interests. The Bank has no direct or indirect Subsidiaries.

3.4      ORGANIZATION, STANDING AND AUTHORITY OF THE BANK

         The Bank (i) is duly organized, validly existing and in good standing under the laws of the United States, (ii) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Group and the Bank considered as one enterprise. The deposit accounts of the Bank are insured by the SAIF to the maximum extent permitted by the FDIA, and the Bank has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder. Group has heretofore delivered or made available to R&G true and complete copies of the Federal Stock Charter and Bylaws of the Bank as in effect as of the date hereof.

3.5      AUTHORIZED AND EFFECTIVE AGREEMENT; CONSENTS AND APPROVALS

         (a) Group and the Bank have all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals and the approval of Group's shareholders of this Agreement) to perform all of their obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Group and the Bank, except for the approval of this Agreement by Group's shareholders. This Agreement has been duly and validly executed and delivered by Group and the Bank and constitutes legal, valid and binding obligations of Group and the Bank which are enforceable against Group and the Bank in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

         (b) None of the execution and delivery of this Agreement by Group and the Bank, the consummation by Group and the Bank of the transactions contemplated hereby in accordance with the terms hereof, or compliance by Group and the Bank with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation, Federal Stock Charter and Bylaws or equivalent documents of Group or the Bank, (ii) assuming that the consents and approvals set forth herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Group or the Bank or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Group or the Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Group or the Bank is a party, or by which any of its respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Group and the Bank considered as one enterprise and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the OTS, the FRB and the stockholders of Group, no consents or approvals of or filings or registrations with or notices to any Governmental Entity are required on behalf of Group or the Bank in connection with (a) the execution and delivery of this Agreement by Group and the Bank, and (b) the completion by Group and the Bank of the transactions contemplated hereby.

         (c) Except as Previously Disclosed, as of the date hereof, neither Group nor the Bank is aware of any reasons relating to Group or the Bank why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement.

3.6      REGULATORY REPORTS

         Since January 1, 1996, Group and the Bank have duly filed with the appropriate regulatory authorities, in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and Group and the Bank have previously delivered or made available to R&G accurate and complete copies of all such reports. In connection with the most recent examinations of Group and the Bank by the appropriate regulatory authorities, neither Group nor the Bank were required to correct or change any action, procedure or proceeding which Group or the Bank believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on Group and the Bank considered as one enterprise. The most recent regulatory rating given to the Bank as to compliance with the CRA is "satisfactory." To the knowledge of Group and the Bank, since its last regulatory examination of CRA compliance, the Bank has not received any complaints as to CRA compliance.

3.7      FINANCIAL STATEMENTS

         (a) Group has previously delivered or made available to R&G accurate and complete copies of (i) the consolidated balance sheet of Group as of December 31, 2000 and the consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 2000, which are accompanied by the audit report of Crowe Chizek and Company, (ii) the consolidated statements of financial condition of Group as of December 31, 1999 and the consolidated statements of income, stockholders' equity and cash flows for each of the years ended December 31, 1999 and 1998, which are accompanied by the audit report of Deloitte & Touche LLP, in each case, independent public accountants with respect to Group, and (iii) the unaudited consolidated balance sheets as of September 30, 2001 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the nine months ended September 30, 2001 and 2000. The Group Financial Statements referred to herein, as well as the Group Financial Statements to be delivered pursuant to Section
5.7 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of Group as of the respective dates set forth therein, and the consolidated results of operations, changes in shareholders' equity and cash flows of Group for the respective periods or as of the respective dates set forth therein.

         (b) Bank has previously delivered or made available to R&G accurate and complete copies of (i) the balance sheet of Bank as of December 31, 2000 and the statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 2000, which are accompanied by the audit report of Crowe Chizek and Company, (ii) the statements of financial condition of Bank as of December 31, 1999 and the statements of income, stockholders' equity and cash flows for each of the years ended December 31, 1999 and 1998, which are accompanied by the audit report of Deloitte & Touche LLP, in each case, independent public accountants with respect to Bank, and (iii) the unaudited balance sheets as of September 30, 2001 and the related unaudited statements of income, changes in shareholders' equity and cash flows for the nine months ended September 30, 2001 and 2000. The Bank Financial Statements referred to herein, as well as the Bank Financial Statements to be delivered pursuant to Section 5.7 hereof, fairly present or will fairly present, as the case may be, the financial condition of Bank as of the respective dates set forth therein, and the results of operations, changes in shareholders' equity and cash flows of Bank for the respective periods or as of the respective dates set forth therein.

         (c) Each of the Group Financial Statements and Bank Financial Statements have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein, and except that unaudited Group Financial Statements and Bank Financial Statements may not include all footnote disclosures required by generally accepted accounting principles. The audits of Group and Bank have been conducted in accordance with generally accepted auditing standards. The books and records of Group and the Bank are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Group and the Bank.

         (d) Except as Previously Disclosed and to the extent (i) reflected, disclosed or provided for in the consolidated statement of financial condition of Group or Bank as of September 30, 2001 (including related notes) and (ii) of liabilities incurred since such date in the ordinary course of business, neither Group nor the Bank has any liabilities, whether absolute, accrued, contingent or otherwise, which would have a Material Adverse Effect on Group and Bank considered as one enterprise.

3.8      MATERIAL ADVERSE CHANGE

         Since September 30, 2001, (i) Group and the Bank have conducted their respective businesses in the ordinary and usual course and (ii) no event has occurred or circumstances arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Group and the Bank considered as one enterprise, except that Fortune Insurance Company, a wholly-owned subsidiary of Fortune Financial, Inc., in which Group has a $10,100,257.10 investment at October 31, 2001, is in receivership.

3.9      ENVIRONMENTAL MATTERS

         (a) To the knowledge of Group and the Bank, the Group and the Bank are in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, individually or in the aggregate, have a Material Adverse Effect on Group and the Bank considered as one enterprise. Neither Group nor the Bank has received any communication alleging that the Group or the Bank is not in such compliance and, to the knowledge of Group and the Bank, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

         (b) To the knowledge of Group and the Bank, none of the properties owned, leased or operated by the Group or the Bank nor any of the properties which serve as collateral for loans owned by Group or the Bank has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not, individually or in the aggregate, have a Material Adverse Effect on Group and the Bank considered as one enterprise.

         (c) To the knowledge of Group and the Bank, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against Group or the Bank or against any person or entity whose liability for any Environmental Claim Group or the Bank has or may have retained or assumed either contractually or by operation of law, including but not limited to loans made by Group or Bank, except such which would not, individually or in the aggregate, have a Material Adverse Effect on Group and the Bank considered as one enterprise.

         (d) Group and the Bank have Previously Disclosed any environmental studies conducted by either of them with respect to any properties directly or indirectly owned or leased by Group or the Bank as of the date hereof.

3.10     TAX MATTERS

         (a) All Tax Returns required to be filed by or on behalf of Group and the Bank or any Affiliated Group of which Group or the Bank is or was a member have been (or, prior to the date that includes the Effective Time, will be) timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns were required to be filed, after giving effect to any valid extensions of time in which to make such filings, and all such Tax Returns were true, complete and correct in all respects.

         (b) All Taxes due and payable by or on behalf of Group and the Bank or any Affiliated Group of which Group or the Bank is or was a member or in respect of their income, assets or operations, have been (or, prior to the date that includes the Effective Time, will be) fully and timely paid, and adequate reserves or accruals for Taxes of Group and the Bank have been provided in the books and records of Group and the Bank in accordance with generally accepted accounting principles with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing. Group and the Bank have made all required estimated Tax payments.

         (c) Neither Group nor the Bank has executed or filed with the Internal Revenue Service ("IRS") or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to any applicable statute of limitations), and no power of attorney of Group and the Bank with respect to any Tax matter is currently in force.

         (d) Group and the Bank have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

         (e) R&G or Holdings have received complete copies of (i) all U.S. federal, state, local and foreign income or franchise Tax Returns of Group and the Bank (or any Affiliated Group of which Group or the Bank are members) relating to the Tax periods ended December 31, 1998, 1999 and 2000 and thereafter and (ii) any audit report issued within the last three years relating to Taxes due from or with respect to Group and the Bank (or any Affiliated Group of which Group or the Bank are members) or its income, assets or operations. Group and the Bank have Previously Disclosed all income and franchise Tax Returns filed by or on behalf of Group and the Bank (or any Affiliated Group of which Group or the Bank are members), which have been examined by the relevant taxing authority or with respect to which the statute of limitations has expired.

         (f) Group and the Bank have Previously Disclosed all types of Taxes paid and Tax Returns filed by or on behalf of Group and the Bank relating to the Tax periods ended December 31, 1998, 1999 and 2000 and thereafter.

         (g) No claim has been made by a taxing authority in a jurisdiction where Group or Bank does not file Tax Returns that Group or Bank is or may be subject to taxation in that jurisdiction.

         (h) All deficiencies asserted or assessments made as a result of any examination by any taxing authority of the Tax Returns of Group or the Bank or any Affiliated Group of which Group or the Bank is or was a member have been fully paid, and there are no audits or investigations of Group or the Bank or any Affiliated Group of which Group or the Bank is or was a member by any taxing authority in progress, nor has Group or the Bank or any Affiliated

Group of which Group or the Bank is or was a member received any notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by a U.S. federal, state, local or foreign taxing authority in any current or prior examination of Group or the Bank which, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency with for any subsequent Tax period.

         (i) Except as Previously Disclosed, neither Group nor Bank has (i) filed a consent pursuant to Section 341(f) of the Code, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by Group or Bank or has knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of Group and the Bank, or has otherwise taken any action that would have the effect of deferring any liability for Taxes from any Tax period ending on or before the date that includes the Effective Time to any Tax period ending thereafter, (iii) executed or entered into a closing agreement pursuant to
Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to Group or the Bank, or
(iv) requested any extension of time within which to file any Tax Return of Group or the Bank, which Tax Return has since not been filed prior to the end of the extension period. Neither Group nor the Bank have not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         (j) No property owned by Group or the Bank (i) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986,
(ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

         (k) Except as Previously Disclosed, neither Group nor the Bank is a party to any Tax sharing or similar agreement or arrangement with any person.

         (l) There is no contract, agreement, plan or arrangement, including this Agreement, covering any person that, individually or collectively, would give rise to the payment of any amount that would be not be deductible by Group or the Bank by reason of Section 280G or 162(m) of the Code.

         (m) Neither Group nor the Bank is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other tax authorities.

         (n) Group is not, nor has it ever been, a member of an Affiliated Group other than the Affiliated Group of which it is the parent, and the Bank has never been a member of any Affiliated Group for any Tax purposes other than the Affiliated Group of which Group is the parent. Neither Group nor the Bank has any liability for the Taxes of any Person under Section

1.1502-6 of U.S. Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

         (o) Except as Previously Disclosed, neither Group nor the Bank owns any interest in any entity that is treated as a partnership for U.S. federal income Tax purposes or would be treated as a pass-through, transparent or disregarded entity for any Tax purposes.

         (p) There are no material liens on any assets of Group or the Bank that arose as a result of any unpaid Taxes (except for Taxes not yet due) of Group or the Bank.

         (q) Group and the Bank have Previously Disclosed all material Tax elections of Group and the Bank that are required to be made on any Tax Return and which are currently in effect.

3.11     LEGAL PROCEEDINGS

         There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the knowledge of Group and the Bank, threatened against Group or the Bank or against any asset, interest or right of Group or the Bank, or against any officer, director or employee of Group or the Bank that in any such case, if decided adversely, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Group and the Bank considered as one enterprise. Neither Group nor the Bank is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect on Group and the Bank considered as one enterprise.

3.12     COMPLIANCE WITH LAWS

         (a) Group and the Bank have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are necessary in order to permit them to carry on their businesses as they are presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect on Group and the Bank considered as one enterprise; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the knowledge of Group and the Bank, no suspension or cancellation of any of the same is threatened.

         (b) Neither Group nor the Bank is in violation of its Articles of Incorporation, Federal Stock Charter (as the case may be) and Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other Governmental Entity (including, without limitation, all the banking, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect on Group and the Bank considered as one enterprise; and Group and the Bank have not received any notice or communication from any Governmental Entity asserting that Group and the Bank are in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect on Group and the Bank considered as one enterprise. Neither Group nor the Bank is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment, and neither Group nor the Bank has received any written communication from a Governmental Entity requesting that it enter into any of the foregoing.

3.13     EMPLOYEE BENEFIT PLANS

         (a) Group and the Bank have Previously Disclosed all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, bonus or group insurance contract or any other incentive, welfare or employee benefit plan, as defined in
Section 3(3) of ERISA, or agreement, understanding, practice or commitment, formal or informal, sponsored, maintained or contributed to by Group or the Bank for the benefit of the current or former directors, officers, employees or independent contractors of Group and the Bank (the "Group Employee Plans"). Group and the Bank have Previously Disclosed accurate and complete copies of the Group Employee Plans together with (i) the most recent actuarial and financial reports prepared with respect to any such plans that are qualified plans, (ii) the most recent annual reports filed with any Governmental Entity with respect to each such plan and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any such plan that is a qualified plan.

         (b) None of Group, the Bank, any pension plan maintained by either of them and qualified under Section 401 of the Code or, to the knowledge of Group and the Bank, any fiduciary of such plan, has incurred any liability to the PBGC, the Department of Labor or the Internal Revenue Service with respect to the coverage of any employees of Group or the Bank under any Group Employee Plan that has not been satisfied in full and that would have a Material Adverse Effect on the Bank. To the knowledge of Group and the Bank, no reportable event under Section 4043(b) of ERISA has occurred with respect to any Group Employee Plan that is a pension plan.

         (c) Neither Group nor the Bank participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA), and neither Group nor the Bank (or their respective successors) will incur any liability in the event of a complete withdrawal from any multi-employer plan of which Group and the Bank is a participant as of the date hereof in connection with the transactions contemplated hereby.

         (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each Group Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "Group Pension Plan") which is intended to qualify under Section 401 of the Code to the effect that (i) such plan is qualified under Section 401 of the Code and (ii) the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the knowledge of Group and the Bank, is threatened to be revoked and neither Group nor the Bank knows of any ground on which such revocation may be based. Neither Group nor the Bank has any material liability under any such plan that is not reflected on the consolidated balance sheet of Group at December 31, 2000 included in the Group Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

         (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or
Section 4975 of the Code) has occurred with respect to any Group Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax on Group under Section 4975 of the Code or otherwise have a Material Adverse Effect on Group and the Bank considered as one enterprise.

         (f) Full payment has been made (or proper accruals have been established to the extent required by generally accepted accounting principles) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established to the extent required by generally accepted accounting principles) of all contributions which are due and payable after the date hereof and prior to the Effective Time, under the terms of each Group Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Group Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Group Pension Plan.

         (g) The Group Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

         (h) There are no pending or, to the knowledge of Group and the Bank, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Group Employee Plans or any trust related thereto or any fiduciary thereof.

         (i) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective
Time) reasonably be expected to (i) entitle any director, officer, employee or consultant of or to Group and the Bank to any payment (including severance pay or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any Group Employee Plan or (iii) result in any material increase in benefits payable under any Group Employee Plan, except to the extent provided in the employment agreements between the Bank and John A. Koegel, Martin J.B. Moran, Guy B. Michel and Harold A. Feldman, which have been Previously Disclosed.

         (j) Neither Group nor the Bank maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

         (k) None of the execution of this Agreement, stockholder approval of this Agreement or consummation of the transactions contemplated hereby will
(A) except for the employment agreements referred to in Section 3.13(i) hereof, entitle any employees of Group or the Bank to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding

(through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Group Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Group Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

3.14     CERTAIN CONTRACTS

         (a) Except as Previously Disclosed, neither Group nor the Bank is a party to, is bound or affected by, receives or is or may become obligated to make payments under (i) any agreement, arrangement or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by Group or the Bank (other than in the case of deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by Group and the Bank of any obligation; (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of Group or the Bank; (iii) any agreement, arrangement or understanding pursuant to which Group or the Bank is obligated to indemnify any existing or former director, officer, employee or agent of Group or the Bank; (iv) any agreement, arrangement or understanding to which Group or the Bank is a party or by which either of the same is bound which limits the freedom of Group or the Bank to compete in any line of business or with any person or entity; (v) any supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by an applicable federal or state regulatory agency; (vi) any lease of real or personal property requiring payments of annual rental in excess of $15,000, whether as lessor or lessee; (vii) any other agreement, arrangement or understanding which involves an annual payment of more than $15,000 or (viii) any sales agreement, arrangement or understanding pursuant to which Group or the Bank has transferred any loans and which provides for recourse against Group or the Bank in the event that any borrower fails to pay the principal or interest when due. Group and the Bank have Previously Disclosed all contracts which provide for the servicing of loans by or for Group and the Bank.

         (b) Neither Group nor the Bank is in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect on Group and the Bank considered as one enterprise, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

3.15     BROKERS AND FINDERS

         Except as Previously Disclosed, neither Group nor the Bank nor any of their directors, officers, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Group or the Bank in connection with this Agreement or the transactions contemplated hereby.

3.16     INSURANCE

         Group and the Bank believe that Group and the Bank are insured, and during each of the past three calendar years have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured, and have maintained all insurance required by applicable laws and regulations. Group and the Bank have Previously Disclosed to R&G a list identifying all insurance policies maintained by Group and the Bank as of the date hereof and any claims pending thereunder. All of the policies and bonds maintained by Group and the Bank are in full force and effect and all claims thereunder have been filed in a due and timely manner and no such claim has been denied.

3.17     PROPERTIES

         All real and personal property owned by Group and the Bank or presently used by them in their respective businesses are in an adequate condition (ordinary wear and tear excepted) sufficient to carry on their respective businesses of Group and the Bank in the ordinary course of business consistent with past practices. Group and the Bank have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws or of lessors respecting any leased property) to all of the material properties and assets, real and personal, reflected on the consolidated balance sheet of Group as of September 30, 2001 included in the Group Financial Statements or acquired after such date, other than properties sold by Group and the Bank in the ordinary course of business, except for (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its the banking business and (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent. All real and personal property which are material to Group and the Bank's respective businesses and leased or licensed by Group or the Bank are held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time. Group and the Bank have Previously Disclosed a description of each real property owned or leased by Group and the Bank and used in the conduct of their respective businesses.

3.18     LABOR

         No work stoppage involving Group or the Bank is pending or, to the knowledge of Group and the Bank, threatened. Neither Group nor the Bank is involved in, nor to the knowledge of Group and the Bank, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of Group or the Bank which could reasonably be expected to have a Material Adverse Effect on Group and the Bank considered as one enterprise. Employees of Group or the Bank are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the knowledge of Group and the Bank, there have been no efforts to unionize or organize any employees of Group or the Bank.

3.19     TRANSACTIONS WITH AFFILIATES

         Except as Previously Disclosed, there are no existing or pending transactions, nor are there any agreements or understandings, with any directors, officers or employees of Group or the Bank or any person or entity affiliated with Group or the Bank ("Affiliates"), relating to, arising from or affecting Group or the Bank, including, without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of Group or the Bank.

3.20     LOANS; NONPERFORMING LOANS AND CLASSIFIED ASSETS

         (a) Each loan agreement, note or borrowing arrangement, including unfunded portions of outstanding lines of credit and loan commitments, on the books and records of Group or the Bank, was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of Group and the Bank, constitutes the legal, valid and binding obligation of the obligor named therein, subject to the bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights and to general equity principles.

         (b) All mortgage loans originated by AABCO Mortgage Loans & Investments, Inc. ("AABCO") while such company was owned by Group and Bank were originated in all material respects in compliance with all applicable federal and state laws and regulations including, but not limited to, real estate settlement procedures, truth in lending and predatory lending practices, and to the best of its knowledge, neither Group nor Bank has experienced any complaints, nor has Group or Bank been involved with any threatened or actual lawsuits or settlements arising from or related to any loans originated by AABCO.

         (c) Group and the Bank have Previously Disclosed: (i) a list as of September 30, 2001 of any written or, to Group's and the Bank's knowledge, oral loan or similar agreement under the terms of which an obligor of Group or the Bank is 90 or more days delinquent in payment of principal or interest, or to the knowledge of Group and the Bank, in default of any other provision thereof;
(ii) a list of each loan or similar agreement which has been classified as "substandard," "doubtful" or "loss" or designated "special mention" by Group or the Bank or an applicable regulatory authority as of September 30, 2001; and
(iii) a listing of the real estate owned or acquired by Group or the Bank by foreclosure or by deed-in-lieu thereof as of October 31, 2001.

3.21     ADMINISTRATION OF FIDUCIARY DUTIES

         Group and the Bank have properly administered all accounts for which they act as a fiduciary, including but not limited to accounts for which they serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations, except for failures to so administer which would not have a Material Adverse Effect on Group and the Bank considered as one enterprise. Neither Group nor the Bank, nor any of their directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except for breaches of trust and failures to maintain records which would not, individually or in the aggregate, have a Material Adverse Effect on Group and the Bank considered as one enterprise.

3.22     REQUIRED VOTE; INAPPLICABILITY OF ANTITAKEOVER STATUTES; FAIRNESS
OPINION

         (a) This Agreement and the transactions contemplated hereby are required to be approved on behalf of Group by the affirmative vote of the holders of at least a majority of the outstanding shares of the Group Common Stock.

         (b) No "control share acquisition," "business combination moratorium," "fair price" or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

3.23     DISCLOSURES

         None of the representations and warranties of Group or the Bank or any of the written information or documents furnished by Group or the Bank to R&G and Holdings pursuant to this Agreement or in connection with the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, at the time and in light of the circumstances (including without limitation the nature and scope of the information described in the representation, warranty, information or document), not misleading. Copies of all documents Previously Disclosed or made available to R&G and Holdings pursuant to this Article III are true, correct and complete copies thereof and include all amendments, supplements and modifications thereto and all waivers thereunder.


                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF R&G AND HOLDINGS

         R&G and Holdings represent and warrant to Group and the Bank as follows:

4.1      CAPITAL STRUCTURE OF R&G

         The authorized capital stock of R&G consists of 80,000,000 shares of R&G Common Stock (40,000,000 shares of which are designated as Class A shares and 40,000,000 shares of which are designated as Class B shares), and 10,000,000 shares of R&G Preferred Stock. As of the date hereof, there are 16,053,056 Class A shares and 15,241,322 Class B shares of R&G Common Stock issued and outstanding, respectively, 5,760,000 shares of R&G Preferred Stock issued and outstanding (of which 2,000,000 shares, 1,000,000 shares and 2,760,000 shares are designated as the 7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series A, the 7.75% Noncumulative Perpetual Monthly Income Preferred Stock, Series B, and the 7.60% Noncumulative Perpetual Monthly Income Preferred Stock, Series C, respectively) and no shares of R&G Common Stock are held as treasury shares. All outstanding shares of R&G Common Stock and R&G Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of R&G Common Stock and R&G Preferred Stock have been issued in violation of the preemptive rights of any person, firm or entity. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of R&G, except for shares of R&G Common Stock issuable pursuant to the

R&G Stock Option Plan. The R&G Debenture to be issued in connection with the Merger is duly authorized (subject to receipt of all governmental approvals) and, when issued in accordance with the terms hereof, will be validly issued and fully paid and nonassessable.

4.2      ORGANIZATION, STANDING AND AUTHORITY OF R&G

         R&G is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Puerto Rico. R&G has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on R&G on a consolidated basis. R&G is duly registered as a bank holding company under the BHCA.

4.3      OWNERSHIP OF THE R&G SUBSIDIARIES

         R&G has Previously Disclosed the name, jurisdiction of incorporation and percentage ownership of each direct or indirect R&G Subsidiary, including Holdings. The outstanding shares of capital stock of each R&G Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are directly or indirectly owned by R&G free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of any R&G Subsidiary and there are no agreements, understandings or commitments relating to the right of R&G to vote or to dispose of such capital stock or other ownership interests. For purposes of this Agreement, the R&G Significant Subsidiaries are R&G Mortgage Corp. and R-G Premier Bank of Puerto Rico.

4.4      ORGANIZATION, STANDING AND AUTHORITY OF THE R&G SUBSIDIARIES

         Each of the R&G Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or by character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on R&G on a consolidated basis. The deposit accounts of R&G Premier Bank of Puerto Rico are insured by the BIF to the maximum extent permitted by the FDIA, and R&G Premier Bank of Puerto Rico has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder.

4.5      AUTHORIZED AND EFFECTIVE AGREEMENT; CONSENTS AND APPROVALS

         (a) R&G and Holdings have all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals) to perform all of their obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of R&G and Holdings. This Agreement has been duly and validly executed and delivered by R&G and Holdings and constitutes the legal, valid and binding obligation of R&G and Holdings which is enforceable against R&G and Holdings in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

         (b) None of the execution and delivery of this Agreement by R&G and Holdings, the consummation by R&G and Holdings of the transactions contemplated hereby in accordance with the terms hereof or compliance by R&G and Holdings with any terms or provisions hereof will (i) violate any provision of the Certificate of Incorporation or other governing instrument or Bylaws of R&G or any R&G Significant Subsidiary, (ii) assuming that the consents and approvals set forth herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to R&G or an R&G Significant Subsidiary or any of their respective properties or assets, or
(iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of R&G or an R&G Significant Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which R&G or an R&G Significant Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, except with respect to (ii) and
(iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on R&G on a consolidated basis and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the OTS and the FRB, no consents or approvals of or filings or registrations with or notices to any Governmental Entity are required on behalf of R&G and Holdings in connection with (i) the execution and delivery of this Agreement by R&G and Holdings and (ii) the completion by R&G and Holdings of the transactions contemplated hereby.

         (c) As of the date hereof, R&G and Holdings are not aware of any reasons relating to R&G or an R&G Subsidiary why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement.

4.6      SECURITIES DOCUMENTS

         Since January 1, 1996, R&G has timely filed with the Commission all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading.

4.7      FINANCIAL STATEMENTS

         (a) R&G has previously delivered or made available to Group accurate and complete copies of (i) the consolidated statements of financial condition of R&G as of December 31, 2000 and 1999, and the consolidated statements of income, changes in stockholders' equity and cash flows for each of the years ended December 31, 2000, 1999 and 1998, which are accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants with respect to R&G, and (ii) the unaudited consolidated statement of financial condition as of September 30, 2001, and the related consolidated statements of income, and cash flows for the nine months ended September 30, 2001 and 2000. The R&G Financial Statements referred to herein, as well as the R&G Financial Statements to be delivered pursuant to Section 5.7 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of R&G as of the respective dates set forth therein, and the consolidated results of operations, changes in stockholders' equity and cash flows of R&G for the respective periods or as of the respective dates set forth therein.

         (b) Each of the R&G Financial Statements has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein and except that unaudited R&G Financial Statements may not include all footnote disclosures required by generally accepted accounting principles. Except to the extent (i) reflected, disclosed or provided for in the Securities Documents filed by R&G prior to the date hereof and (ii) of liabilities incurred since September 30, 2001 in the ordinary course of business, neither R&G nor any R&G Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, which are material to the financial condition, results of operations or business of R&G on a consolidated basis.

4.8      MATERIAL ADVERSE CHANGE

         Since September 30, 2001, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on R&G on a consolidated basis.

4.9      LEGAL PROCEEDINGS

         There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the knowledge of R&G, threatened against R&G or any R&G Subsidiary or against any asset, interest or right of R&G or any R&G Subsidiary, or against any officer, director or employee of any of them that in any such case, if decided adversely, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on R&G on a consolidated basis. Neither R&G nor any R&G Subsidiary is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect on R&G on a consolidated basis.

4.10     COMPLIANCE WITH LAWS

         (a) R&G and each R&G Significant Subsidiary has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect on R&G on a consolidated basis; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the knowledge of R&G, no suspension or cancellation of any of the same is threatened.

         (b) Neither R&G nor any R&G Significant Subsidiary is in violation of its respective Articles of Incorporation and Bylaws or equivalent documents, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other Governmental Entity (including, without limitation, all banking, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect on R&G on a consolidated basis; and neither R&G nor any R&G Significant Subsidiary has received any notice or communication from any Governmental Entity asserting that R&G or any R&G Significant Subsidiary is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect on R&G on a consolidated basis. Except as Previously Disclosed, neither R&G nor any R&G Significant Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment, and none of them has received any written communication from a Governmental Entity requesting that it enter into any of the foregoing.

4.11     CERTAIN CONTRACTS

         Neither R&G nor any R&G Significant Subsidiary is in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect on R&G on a consolidated basis, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

4.12     BROKERS AND FINDERS

         Except as Previously Disclosed, neither R&G nor any R&G Subsidiary, nor any of their respective directors, officers, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

4.13     ABILITY TO PAY CASH CONSIDERATION

         R&G or Holdings will have available to it as of the Effective Time sufficient cash to pay the cash portion of the Merger Consideration to stockholders of Group as set forth in Section 2.6(c).

4.14     DISCLOSURES

         None of the representations and warranties of R&G nor Holdings or any of the written information or documents furnished by R&G or Holdings to Group pursuant to this Agreement or in connection with the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, at the time and in light of the circumstances (including without limitation the nature and scope of the information described in the representation, warranty, information or document), not misleading. Copies of all documents Previously Disclosed or made available to Group pursuant to this Article IV are true, correct and complete copies thereof and include all amendments, supplements and modifications thereto and all waivers thereunder.

                                   ARTICLE V

                                    COVENANTS

5.1      REASONABLE BEST EFFORTS

         Subject to the terms and conditions of this Agreement, each party to this Agreement shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit consummation of the Merger (including, without limitation, satisfaction of the conditions to consummation of the Merger specified in Article VI of this Agreement) as promptly as practicable thereafter and to otherwise enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other party or parties hereto to that end.

5.2      SOLICITATION OF SHAREHOLDER CONSENTS

         Group shall take all action necessary to properly solicit its shareholders as soon as practicable after the date hereof to consent to this Agreement and the transactions contemplated hereby. The Board of Directors of Group will recommend that the shareholders of Group approve this Agreement and the transactions contemplated hereby, provided that the Board of Directors of Group may fail to make such recommendation, or withdraw, modify or change any such recommendation, if such Board of Directors, after having consulted with and considered the written advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

5.3      REGULATORY AND OTHER MATTERS

         (a) To the extent that Group utilizes any written solicitation material to obtain the consents required by Section 5.2 hereof, Group shall provide R&G with a reasonable opportunity to review such material prior to its use. R&G shall use its reasonable best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the issuance of the R&G Debenture pursuant to the Merger and all other transactions contemplated by this Agreement, and Group shall furnish all information concerning Group and the holders of Group Common Stock as may be reasonably requested in connection with any such action.

         (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement. R&G and Group shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Subject to the requirements of this Section 5.3(b), R&G agrees to file all regulatory applications and other required documentation with Governmental Entities by February 15, 2001, unless such date is extended with the permission of Group, which consent shall not be unreasonably withheld.

         (c) R&G and Group shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of R&G, Group or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

         (d) R&G and Group shall promptly furnish each other with copies of written communications received by, R&G or Group, as the case may be, from or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

5.4      INVESTIGATION AND CONFIDENTIALITY

         (a) Each party shall permit the other party and its representatives reasonable access to its properties and personnel, and shall disclose and make available to such other party all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of it and its Subsidiaries including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which the other party may have a reasonable interest, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations, shall not violate any law or agreement or constitute the waiver of any privilege. In the event that any party is prohibited by law or agreement from providing any of the access referred to in the preceding sentence, it shall use its reasonable best efforts to obtain promptly waivers thereof so as to permit such access. Each party and its Subsidiaries shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other party and its representatives, provided that such access shall be reasonably related to the transactions contemplated by this Agreement and not unduly interfere with normal operations.

         (b) Each of Group and R&G shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant hereto in confidence to the extent required by, and in accordance with, the confidentiality agreement, dated July 11, 2001, between Group and R&G (the "Confidentiality Agreement").

5.5      PRESS RELEASES

         R&G and Group shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which it determines in good faith is required by law or regulation.

5.6      BUSINESS OF GROUP AND THE BANK

         (a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of R&G, each of Group and the Bank shall carry on its business in the ordinary course consistent with past practice. Each of Group and the Bank shall use all reasonable efforts to (x) preserve its business organizations intact, (y) keep available to itself and R&G the present services of the employees of Group and the Bank and (z) preserve for itself and R&G the goodwill of the customers of Group and the Bank and others with whom business relationships exist.

         (b) Without limiting the generality of the foregoing, except with the prior written consent of R&G or as expressly contemplated hereby, between the date hereof and the Effective Time, Group and the Bank shall not (to the extent applicable):

                  (i) except as otherwise permitted by Section 5.13 hereof, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except that, to the extent that funds are legally available therefor, Bank may declare and pay cash dividends to Group in an amount which does not exceed $308,736 per quarter and Group may declare and pay cash dividends to its stockholders in an amount which does not exceed $308,736 per quarter;

                  (ii) except for Group Common Stock issued upon exercise of the Group Options, issue any shares of its capital stock, issue, grant, modify or authorize any Rights, or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

                  (iii) amend its Articles of Incorporation, Federal Stock Charter or Bylaws or equivalent documents; impose, or suffer the imposition, on any share of Group Common Stock or Bank Common Stock of any material lien, charge or encumbrance or permit any such lien to exist; or waive or release any material right or cancel or compromise any material debt or claim;

                  (iv) increase the rate of compensation of any of its directors, executive officers or employees, or pay or agree to pay any bonus or severance to, or accelerate the payment of any employee benefit or incentive to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except (A) as may be required pursuant to binding commitments existing on the date hereof and Previously Disclosed, and (B) in the case of employees who are not officers above the level of Vice President, such as may be granted in the ordinary course of business consistent with past practice;

                  (v) enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or except for matching contributions required by the Bank's 401(k) plan, make any contributions to Group Employee Plans;

                  (vi) enter into (w) any agreement, arrangement or commitment not made in the ordinary course of business, (x) any agreement, indenture or other instrument relating to the borrowing of money (other than in the case of deposits, federal funds purchased, Federal Home Loan Bank advances and securities sold under agreements to repurchase in the ordinary course of business) or guarantee of any such obligation, (y) any agreement, arrangement or commitment relating to the employment of, or severance of, an officer, employee or consultant or amend any such existing agreement, except that an individual may be employed in the ordinary course of business if the employment of such employee is terminable at will without liability, other than as required by law, or (z) any contract, agreement or understanding with a labor union;

                  (vii) change its method of accounting in effect for the year ended December 31, 2000, except as required by changes in laws or regulations or generally accepted accounting principles concurred in by its and R&G's independent public accountants, or change any of its methods of reporting income and deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the year ended December 31, 2000, except as required by changes in laws or regulations;

                  (viii) purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practice and policies;

                  (ix) engage in any transaction of any type in excess of $500,000, including but not limited to the making of any loan or renewal thereof, or investment in excess of such amount;

                  (x) originate any non-conforming residential loan for its portfolio with a principal balance in excess of $300,000;

                  (xi) make any capital expenditures in excess of $10,000 individually or $15,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof which are Previously Disclosed and other than expenditures necessary to maintain existing assets in good repair;

                  (xii) file any applications or make any contract with respect to branching, site location or relocation or closing of a branch;

                  (xiii) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity or enter into any new line of business;

                  (xiv) engage in any transaction with an Affiliate, other than transactions in the ordinary course of business consistent with past practice and which are in compliance with the requirements of applicable laws and regulations;

                  (xv) enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

                  (xvi) discharge or satisfy any material lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

                  (xvii) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

                  (xviii) change its lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law or regulations;

                  (xix) incur any liability for borrowed funds (other than in the case of deposits, federal funds purchased, advances from the Federal Home Loan Bank of Atlanta and securities sold under agreements to repurchase in the ordinary course of business) or place upon or permit any lien or encumbrance upon any of its properties or assets, except liens of the type permitted in the exceptions to Section 3.18;

                  (xx) invest in any investment securities other than United States government agencies with a term of one (1) year or less or federal funds;

                  (xxi) sell or otherwise dispose of, any assets with recourse, or otherwise other than in the ordinary counsel of business consistent with past practices;

                  (xxii) originate any loan which would have a Fair Issac Credit Analysis score of 680 or less;

                  (xxiii) file any Tax Returns with respect to Taxes before providing R&G with a reasonable period of time to review such Tax Return;

                  (xxiv) take any action that would or could reasonably be expected to result in any of the representations and warranties of Group and the Bank contained in this Agreement not to be true and correct in any material respect at or prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI hereof not being satisfied or in violation of any provision of this Agreement, except in each case as may be required by applicable law; or

                  (xxv)    agree to do any of the foregoing.

         (c) For purposes of any loan or commitment sought to be made by Group in excess of the limits set forth in Section 5.6(b), R&G and Holdings shall be deemed to have consented to such loan or commitment if it shall not have objected in writing to such loan or commitment within five (5) business days after receiving written notice and reasonable detail thereof.

         (d) Group and the Bank shall not authorize or permit any of their respective directors, officers, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, an Acquisition Transaction (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Board of Directors of Group, as advised by counsel in writing, (i) recommend or endorse an Acquisition Transaction, (ii) participate in any discussions or negotiations regarding an Acquisition Transaction or (iii) provide any third party (other than R&G) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Transaction. Group and the Bank will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than R&G with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
Section 5.6(c). Group and the Bank will notify R&G immediately if any inquiries or proposals relating to an Acquisition Transaction are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Group or the Bank, and Group and the Bank will promptly inform R&G in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "Acquisition Transaction" shall mean (i) a merger or consolidation, or any similar transaction, involving Group or the Bank, (ii) a purchase, lease or other acquisition of all or a substantial portion of the assets or liabilities of Group or the Bank or (iii) a purchase or other acquisition (including by way of share exchange, tender offer, exchange offer or otherwise) of an interest in any class or series of equity securities of Group or the Bank.

         (e) Group shall engage Matrix Capital Markets, Denver, Colorado ("Matrix"), to perform a valuation analysis of the Bank's mortgage servicing portfolio (the "Valuation Analysis"), which shall be performed as of December 31, 2001 and as of the month-end prior to the Effective Time. In each instance, such Valuation Analysis shall be completed and delivered to R&G and Holdings by the 15th day of the month following the valuation date. Group represents and warrants that all information submitted to Matrix hereunder will be accurate in all material respects. Any such Valuation Analysis shall be conclusive and binding on the parties hereto.

5.7      CURRENT INFORMATION

         During the period from the date of this Agreement to the Effective Time, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations, business and prospects and matters relating to the completion of the transactions contemplated by this Agreement. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each calendar year ending December 31), (i) Group and Bank will each deliver to R&G an unaudited consolidated balance sheet and consolidated statements of income, changes in shareholders' equity and cash flows for such quarter and the same quarter in the preceding year prepared in accordance with generally accepted accounting principles, and (ii) R&G will deliver to Group its quarterly report on Form 10-Q under the Exchange Act. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, (i) Group and Bank will each deliver to R&G audited consolidated financial statements which are comparable in nature and scope to the audited Group Financial Statements and the Bank Financial Statements, and (ii) R&G will deliver to Group its Annual Report on Form 10-K. Within 15 days after the end of each month, Group and Bank will each deliver to R&G a balance sheet and a statement of income, without related notes, for such month prepared in accordance with generally accepted accounting principles. The statements delivered by Group pursuant to the preceding sentence shall be on a consolidated basis.

5.8      BENEFIT PLANS AND EMPLOYMENT

         (a) Subject to the provisions of this Section 5.8, all employees of Group and the Bank immediately prior to the Effective Time who continue to be employed by R&G or the Bank immediately following the Effective Time ("Transferred Employees") will either (i) continue to be covered by Group's or the Bank's employee benefit plans or (ii) be covered by the employee benefit plans of R&G or its Subsidiaries in a manner which compares with the employee benefits previously provided to the Transferred Employees by Group and the Bank. Notwithstanding the foregoing, R&G may determine to terminate any of Group's or the Bank's employee benefit plans, or to merge any such employee benefit plan with the benefit plans of R&G and/or its Subsidiaries, provided the result is the provision of benefits to Transferred Employees that are substantially similar to the benefits previously provided by Group and the Bank. Except as specifically provided in this Section 5.8 and as otherwise prohibited by law, Transferred Employees' service with Group or the Bank shall be recognized as service with R&G or its Subsidiaries for purposes of eligibility to participate and vesting, if applicable (but not for purposes of benefit accrual) under the benefit plans of R&G and/or its Subsidiaries subject to applicable break-in-service rules.

         (b) R&G and Holdings anticipate that most employees of Group and the Bank as of the Effective Time shall continue as employees of the Bank following the Effective Time, provided that R&G and Holdings shall have no obligation to continue the employment of any such person and nothing contained in this Agreement shall give any employee of Group or the Bank a right to continuing employment with the Bank following the Effective Time.

5.9      INDEMNIFICATION

         From and after the Effective Time through the third anniversary of the Effective Time, R&G (the "Indemnifying Party"), agrees to indemnify and hold harmless each present director, officer or employee of Group and the Bank, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, only and to the fullest extent to which Group and the Bank is or was required by law or their Bylaws to indemnify such Indemnified Parties and in the manner to which it could indemnify such parties under the Bylaws of Group or the Bank, as in effect on the date hereof; provided, however, that the Indemnifying Party shall maintain directors' and officers' insurance coverage for three years of not less than $3,000,000 for the benefit of the Indemnified Parties.

5.10     ADDITIONAL COVENANTS

         (a) Group and Bank shall use commercially reasonable efforts to procure and deliver to R&G and Holdings not more than thirty (30) days following the date of this Agreement the resignations, together with a release of claims, each effective as of the Effective Time, of each director of Group and the Bank, each officer of Group and the officers of the Bank identified in Section 3.13(i) hereof.

         (b) Group and Bank shall use their best efforts to obtain and deliver to R&G and Holdings at the Closing with respect to all real estate (i) owned by Group or the Bank, an estoppel letter dated as of the Closing in the form of Exhibit F from all tenants and (ii) leased by Group or the Bank, an estoppel letter dated as of the Closing in the form of Exhibit G from all lessors.

5.11     DISCLOSURE SUPPLEMENTS

         From time to time prior to the Effective Time, each party shall promptly supplement or amend any materials Previously Disclosed and delivered to the other party pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials Previously Disclosed to the other party or which is necessary to correct any information in such materials which has been rendered inaccurate thereby; no such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of a party for the purposes of determining whether the conditions set forth in Article VI hereof have been satisfied.

5.12     FAILURE TO FULFILL CONDITIONS

         In the event that any of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement pursuant to
Section 7.1 hereof, it will promptly notify the other party or parties. Each party will promptly inform the other party or parties of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger and the transactions contemplated hereby by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of the Merger and the transactions contemplated hereby.

5.13     CERTAIN ADDITIONAL ACTION

         (a) Prior to the Effective Time, Group shall cause to be transferred to the LLC the assets identified in Schedule 5.13(a) hereto. Concurrent with such transfer, Group shall cause the LLC to execute and deliver to R&G the Indemnification Letter the form which is set forth as Exhibit J hereto.

         (b) Prior to the Effective Time, Group shall caused to be sold for cash the assets identified in Schedule 5.13(b) hereto. To the extent that, as of the Effective Time, the condition set forth in Section 6.3 (k) is satisfied, R&G or Group shall distribute to the LLC on behalf of the holders of Group Common Stock any cash held by Group in excess of Twelve Million Dollars ($12,000,000). The LLC agrees to indemnify R&G and Group for any Tax imposed in connection with the sales contemplated by this Section 5.13(b), which may be satisfied by any amounts due to the LLC pursuant to Section 5.13(c) hereof.

         (c) It is expected that Group will write-down the value of its investment in Fortune Financial, Inc. ("FFI") for both accounting and Tax purposes as of December 31, 2001. Group expects that the amount of such write-down for federal income Tax purposes will equal or exceed that amount which, if such write-down had not occurred, would have been its taxable income for purposes of computing its federal income Tax liability for the year ended December 31, 2001. R&G agrees to pay (the "Initial Additional Payment"), an amount equal to (x) the excess of (A) Group's federal income Tax liability for the year ended December 31, 2001 computed as if Group had not written-down the value of its investment in FFI over (B) Group's federal income Tax liability for the year ended December 31, 2001 as actually computed, reduced by (y) any Tax cost to Group or R&G resulting from such write-down plus the reasonable costs and expenses incurred in the analysis and preparation of requirements of this
Section 5.13(c). The Initial Additional Payment, if any, shall be due and shall be payable to the LLC on behalf of the holders of Group Common Stock promptly after Group's federal income Tax Return for the year ended December 31, 2001 is filed. In addition, R&G agrees to make as an additional payment (a "Subsequent Additional Payment"), an amount equal to any refund of federal income Tax actually realized by Group with respect to Tax years of Group ending prior to December 31, 2001 that is realized due to a carryback of any portion of the write-down of FFI. Any Subsequent Additional Payment shall be due and payable to the LLC on behalf of the holders of Group Common Stock promptly upon receipt of such refund. The computation and determination of the Initial Additional Payment and any Subsequent Additional Payment shall be made solely by R&G in good faith, which such determination shall be final absent manifest error, provided that upon request from the LLC, R&G agrees that it will make available to the LLC the method of making such computation and determination, provided further that nothing in this Agreement shall require R&G to make available its or any of its affiliates' Tax Returns to the LLC. If, subsequent to the payment of the Initial Additional Amount or any Subsequent Additional Amount, any portion of the write-down is successfully challenged by the IRS (which such challenge shall be controlled by R&G), the LLC shall pay to R&G an amount, computed on an after-tax basis, equal to the sum of (x) the amount of any Tax assessed as a result of such challenge, including any interest and penalties thereon, plus (y) the reasonable costs and expenses (including attorney's fees) incurred in connection with such challenge; provided, however, that R&G shall consult with the LLC prior to taking any action in response to such challenge.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

6.1      CONDITIONS PRECEDENT  - ALL PARTIES

         The respective obligations of all of the parties hereto to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time.

         (a) All corporate action necessary to authorize the execution and delivery of this Agreement and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by all of the parties hereto, including approval by the requisite vote of the shareholders of Group of this Agreement.

         (b) All approvals, consents and waivers from any Governmental Entity the approval, consent or waiver of which is required for the consummation of the transactions contemplated by this Agreement shall have been received and all statutory waiting periods in respect thereof shall have expired, provided, however, that no approval, consent or waiver referred to in this Section 6.1(b) shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to R&G and Holdings that had such condition or requirement been known, R&G and Holdings, in its reasonable judgment, would not have entered into this Agreement.

         (c) None of the parties hereto shall be subject to any statute, rule, regulation, order, injunction or decree which shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

6.2      CONDITIONS PRECEDENT - GROUP AND THE BANK

         The obligations of Group and the Bank to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by Group and the Bank pursuant to Section 7.4 hereof.

         (a) The representations and warranties of R&G and Holdings set forth in Article IV hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this Section 6.2(a) shall be deemed to have been satisfied even if such representations and warranties are not true and correct (exclusive of any exceptions in such representations and warranties relating to materiality or Material Adverse Effect) unless the failure of any of the representations and warranties to be so true and correct would have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on R&G on a consolidated basis.

         (b) R&G and Holdings shall have performed all material obligations and covenants required to be performed by it on or prior to the Effective Time.

         (c) R&G and Holdings shall have delivered to Group and the Bank a certificate, dated the date of the Closing and signed by its Chief Executive Officer and Chief Financial Officer, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

         (d) Group and the Bank shall have received an opinion of Kelley Drye & Warren LLP, dated the date of the Closing, that addresses the matters set forth in Exhibit C hereto.

         (e) There shall not be pending any proceeding initiated by any Governmental Entity to seek an order, injunction or decree which prevents consummation of the transactions contemplated by this Agreement.

         (f) R&G and Holdings shall have furnished Group and the Bank with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as such conditions relate to R&G and Holdings as Group may reasonably request.

6.3      CONDITIONS PRECEDENT - R&G AND HOLDINGS

         The obligations of R&G and Holdings to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by R&G and Holdings and pursuant to Section 7.4 hereof.

         (a) The representations and warranties of Group and the Bank set forth in Article III hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations and warranties are not true and correct (exclusive of any exceptions in such representations and warranties relating to materiality or Material Adverse Effect) unless the failure of any of the representations and warranties to be so true and correct would have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Group and the Bank considered as one enterprise.

         (b) Group and the Bank shall have performed all material obligations and covenants required to be performed by it on or prior to the Effective Time.

         (c) Group and the Bank shall have delivered to R&G and Holdings a certificate, dated the date of the Closing and signed by its Chief Executive Officer and Chief Financial Officer, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

         (d) R&G shall have received an opinion of Squire, Sanders & Dempsey LLP, dated the date of the Closing, that addresses the matters set forth in Exhibit D hereto.

         (e) The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 6.1(b) hereof) whose consent, approval or waiver shall be required in connection with the transactions contemplated by this Agreement under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Group or the Bank is a party or is otherwise bound shall have been obtained, except those consents or approvals for which failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Group and the Bank considered as one enterprise.

         (f) There shall not be pending any proceeding initiated by any Governmental Entity to seek an order, injunction or decree which prevents consummation of the transactions contemplated by this Agreement.

         (g) Holders of a number of shares of outstanding Group Common Stock which represents 10.0% or more of the Group Common Stock shall not have elected to exercise dissenters' or appraisal rights under Section 607.1302(b) of the FBCA.

         (h) Group shall have taken all appropriate steps to cause the Bank to take, and the Bank shall have taken, aggregate adjustments equal to $8.6 million with respect to the Bank's mortgage servicing portfolio, loan loss reserves, sale of real estate owned properties identified in Schedule 6.3(h) hereto and residual interest in its collateralized mortgage obligation, $6.6 million of which shall be allocated as specified by R&G and Holdings to the Bank prior to the Effective Time and $2.0 million of which shall be allocated by Group.

         (i) Bank shall have allocated all pre-tax earnings (calculated in accordance with generally accepted accounting principals) for the months of November 2001 through the month end prior to the Effective Time to a reserve for potential losses for capitalized mortgage servicing rights or, if mutually agreed upon, for other purposes.

         (j) Group (on an unconsolidated basis) shall have cash of not less than Twelve Million Dollars ($12,000,000);

         (k) Group shall have total stockholders' equity of Fifty Nine Million Dollars ($59,000,000.00), determined in accordance with generally accepted accounting principles after taking into consideration the actions required to be taken pursuant to Section 6.3(h) and (j) hereof, but without giving effect to any increase in stockholders' equity arising out of tax benefits associated with the write-down in value of the FFI investment referenced in Section 5.13(c) hereof and without giving effect to any adjustments required by Financial Accounting Standards Board Statement No. 115.

         (l) The holders of all of the outstanding Group Common Stock as evidenced on the stock transfer books of Group as of the close of business on the day prior to the Effective Time shall have executed and provided to R&G and Holdings the Accredited Investor Representation Letter set forth in Exhibit H hereto, and not more than thirty-five (35) of such holders shall fail to certify that they are "accredited investors," as defined in Rule 501(a) promulgated pursuant to the Securities Act, or any successor provision; provided that to the extent this condition is not satisfied, the R&G Debenture shall be issued in accordance with the provisions of Section 2.7(c) hereto.

         (m) Subject to Section 5.7 and not later than five (5) days of the Effective Time, Group and Bank shall each have delivered to R&G and Holdings the audited Group Financial Statements and Bank Financial Statements for the year ended December 31, 2001 required by Section 5.7 hereof.

         (n) R&G and Holdings shall have executed letter agreements with Cresleigh Bancorp, LLC and the LLC substantially in the form as set forth as Exhibits I and J hereto, respectively.

         (o) As of the Effective Time, the officers of the Bank identified in Schedule 3.13(i) shall have terminated their employment agreements Previously Disclosed pursuant to Section 3.13(i) and each of those officers shall have entered into employment agreements with the Surviving Corporation substantially in the form attached hereto as Exhibit E.

         (p) The Guaranty dated October 13, 2000 between Group and Residential Funding Corporation, as amended, shall have been terminated without any liability, obligation or contingencies to R&G or Group.

         (q) Group and the Bank shall have furnished R&G and Holdings with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as such conditions relate to Group and the Bank as R&G and Holdings may reasonably request.


                                  ARTICLE VII

                        TERMINATION, WAIVER AND AMENDMENT

7.1      TERMINATION

         This Agreement may be terminated:

         (a) at any time on or prior to the Effective Time, by the mutual consent in writing of the parties hereto;

         (b) at any time on or prior to the Effective Time, by R&G and Holdings in writing if Group and the Bank have, or by Group and the Bank in writing if R&G and Holdings have (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained therein), breached (i) any covenant or undertaking contained herein, or (ii) any representation or warranty contained herein, which in the case of Group and the Bank would have, or could reasonably be expected to have, a Material Adverse Effect on Group and the Bank considered as one enterprise, and in the case of R&G and Holdings would have, or could reasonably be expected to have, a Material Adverse Effect on R&G on a consolidated basis, in any case if such breach has not been cured following written notice of such breach by the earlier of 30 days after the date on which such written notice of such breach is given to the party committing such breach or the Effective Time;

         (c) at any time, by any party hereto in writing, if any of the applications for prior approval referred to in Section 5.3 hereof are denied or withdrawn at the request or recommendation of the applicable Governmental Entity or are approved in a manner which does not satisfy the requirements of Section 6.1(b) hereof, and the time period for appeals and requests for reconsideration has run, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such party at or before the Effective Time;

         (d) by any party hereto in writing, if the Effective Time has not occurred by the close of business on June 30, 2002, provided that this right to terminate shall not be available to any party whose failure to perform an obligation under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated by such date; or

         (e) by the Board of Directors of R&G and Holdings, (i) at any time on or prior to January 31, 2002 if the results of R&G's investigation of the business, operations, assets, liabilities, prospects, affairs and condition (financial or otherwise) of Bank are not satisfactory to R&G or Holdings in their sole discretion, whether or not any of the foregoing would constitute a Material Adverse Effect on Group and the Bank considered as one enterprise, (ii) at any time if the Valuation Analysis of Bank's mortgage servicing portfolio delivered pursuant to Section 5.6(e) hereof demonstrates an impairment of the value of such mortgage servicing portfolio which is greater than the amounts which have been allocated to the reserve for potential losses for capitalized mortgage servicing rights, including additions to such reserves required by
Section 6.3(h) (solely with respect to the portion allocated thereto) and
Section 6.3(i) hereof, (iii) if the Board of Directors of Group shall have withdrawn, modified or changed in a manner adverse to R&G and Holdings its recommendation of this Agreement and the transactions contemplated hereby pursuant to Section 5.2 hereof or (iv) if any party to the Stockholder Agreement shall have failed to deliver his or its consent to approve this Agreement and the transactions contemplated hereby.

7.2      EFFECT OF TERMINATION

         In the event that this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that (i) Sections 5.4(b) and 8.1 hereof shall survive any such termination and (ii) a termination pursuant to Section 7.1(b), (c), (d) or (e) hereof shall not relieve the breaching party from liability for willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

7.3      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         Except for the representations and warranties provided in Section 3.7(d), Sections 3.11 and 3.20(b) and the liability of any party hereto for any fraudulent misrepresentation hereto, which shall remain in full force and effect and survive until the 90th day following the expiration of the applicable statute of limitations, all representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire on, and be terminated and extinguished at, the Effective Time, other than covenants that by their terms are to be performed after the Effective Time (including, without limitation, the covenants set forth in Sections 5.8, 5.9, 5.10 and 5.13(b) and
(c) hereof) provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive the parties hereto (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either R&G or Group.

7.4      WAIVER

         Each party hereto by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of Group) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party or, to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (iii) the performance by the other party of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 7.5 hereof executed, after shareholders of Group have approved this Agreement shall not modify either the amount or form of the consideration to be provided hereby to the holders of Group Common Stock upon consummation of the Merger or otherwise materially adversely affect any of such shareholders without the approval of the shareholders who would be so affected.

7.5      AMENDMENT OR SUPPLEMENT

         This Agreement may be amended or supplemented at any time by mutual agreement of the parties hereto, subject to the proviso to Section 7.4 hereof. Any such amendment or supplement must be in writing and approved by all of the parties' respective Boards of Directors.


                                  ARTICLE VIII

                                  MISCELLANEOUS

8.1      EXPENSES; TERMINATION FEE

         (a) Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants (which, in the case of Keefe, Bruyette and Woods, shall be paid by the Bank), accountants and counsel, provided that in the event of a termination of this Agreement resulting from a breach of a representation, warranty, covenant or undertaking pursuant to the provisions of Section 7.1(b) hereof, the party committing such breach shall be liable for $300,000 to the other party, plus the expenses of the other party, without prejudice to any other rights or remedies as may be available to the non-breaching party, including without limitation any rights under Section 8.1(b) hereof.

         (b) Notwithstanding any provision in this Agreement to the contrary, in order to induce R&G and Holdings to enter into this Agreement and as a means of compensating R&G and Holdings for the substantial direct and indirect monetary and other damages and costs incurred and to be incurred in connection with this Agreement in the event the transactions contemplated hereby do not occur as a result of a Termination Event (as defined herein), Group and the Bank jointly and severally agree to pay R&G, and R&G shall be entitled to payment of, a fee (the "Fee") of $3.0 million upon the occurrence of a Termination Event so long as the Termination Event occurs prior to a Fee Termination Event (as defined herein). The parties hereto acknowledge that the actual amount of such damages and costs would be impracticable or extremely difficult to determine, and that the sum of $3.0 million constitutes a reasonable estimate by the parties under the circumstances existing as of the date of this Agreement of such damages and costs. Such payment shall be made to R&G in immediately available funds within five business days after the occurrence of a Termination Event. A Fee Termination Event shall be the first to occur of the following: (i) the Effective Time, (ii) 15 months after termination of this Agreement in accordance with its terms following the first occurrence of a Preliminary Termination Event (as defined herein), (iii) termination of this Agreement in accordance with the terms hereof prior to the occurrence of a Termination Event or a Preliminary Termination Event (other than a termination of this Agreement by R&G pursuant to Section 7.1(b) hereof as a result of a willful breach of any representation, warranty, covenant or agreement of Group or the Bank) or (iv) 15 months after the termination of this Agreement by R&G pursuant to Section 7.1(b) hereof as a result of a willful breach of any representation, warranty, covenant or agreement of Group or the Bank.

         (c) For purposes of this Agreement, a "Termination Event" shall mean any of the following events:

                  (i) Group or the Bank, without having received R&G's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder), other than R&G or any Subsidiary of R&G, or the Board of Directors of Group shall have recommended that the stockholders of Group approve or accept any Acquisition Transaction with any person other than R&G or any Subsidiary of R&G;

                  (ii) any person, other than R&G or Holdings, shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the aggregate voting power represented by the outstanding Group Common Stock (except for the holdings of the Havens and Rapaport Families existing on the date of this Agreement); or

                  (iii) one or more stockholders of Group shall have breached his or her obligations pursuant to the Stockholder Agreement in a manner which materially adversely affects the ability of Group to obtain the approval of the holders of Group Common Stock of this Agreement or otherwise materially adversely affects the ability of the parties hereto to consummate the transactions contemplated hereby.

         (d) For purposes of this Agreement, a "Preliminary Termination Event" shall mean any of the following events:

                  (i) any person (other than R&G or Holdings) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
         Act), or shall have filed a registration statement under the Securities Act of 1933, as amended ("Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Group Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of Group Common Stock outstanding (such an offer being referred to herein as a "Tender Offer" and an "Exchange Offer," respectively, regardless of whether the provisions of Regulations 14D or 14E under the Exchange Act apply to such Tender Offer or Exchange Offer);

                  (ii)(A) the holders of Group Common Stock shall not have approved this Agreement through the consent solicitation conducted for the purpose of voting on this Agreement, (B) such consent solicitation shall not have been conducted prior to termination of the Agreement or
         (C) Group's Board of Directors shall have withdrawn or modified in a manner adverse to R&G and Holdings the recommendation of Group's Board of Directors with respect to the Agreement, in each case after any person (other than R&G or Holdings) shall have (x) made, or disclosed an intention to make, a bona fide proposal to Group or its stockholders to engage in an Acquisition Transaction, (y) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (z) filed an application or given notice, whether in draft or final form, with the appropriate regulatory authorities for approval to engage in an Acquisition Transaction; or

                  (iii) Group or the Bank shall have breached any representation, warranty, covenant or obligation contained in this Agreement and such breach would entitle R&G and Holdings to terminate this Agreement under Section 7.1(b) hereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the terms of this Agreement) after any person (other than R&G or Holdings) shall have (x) made, or disclosed an intention to make, a bona fide proposal to Group or its stockholders to engage in an Acquisition Transaction,
         (y) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (z) filed an application or given notice, whether in draft or final form, with the appropriate regulatory authorities for approval to engage in an Acquisition Transaction.

         (e) Group shall promptly notify R&G and Holdings in writing of the occurrence of any Preliminary Termination Event or Termination Event.

8.2      ENTIRE AGREEMENT

         This Agreement (including the Stockholder Agreement) and the Confidentiality Agreement contains the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior arrangements or understandings with respect thereto, written or oral.

8.3      ASSIGNMENT; SUCCESSORS

         None of the parties hereto may assign any of its rights or obligations under this Agreement to any other person without the prior written consent of the other party or parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Except as provided in Sections 5.8, 5.9, 5.10 and 5.13(c) hereof, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities. In the event that R&G or any of its successors, (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors shall assume the obligations set forth in Sections 5.8, 5.9, 5.10 and 5.13(c) hereof, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each person covered thereby.

8.4      NOTICES

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

         If to R&G and Holdings:

                  R&G Financial Corporation
                  R&G Plaza
                  280 Jesus T. Pinero Ave.
                  Hato Rey, San Juan, PR  00918
                  Attn: Victor J. Galan
                  Chairman and Chief Executive Officer

         With a required copy to:

                  Kelley Drye & Warren LLP
                  8000 Towers Crescent Drive
                  Suite 1200
                  Vienna, VA  22182
                  Attn:  Norman B. Antin, Esq.
                         Jeffrey D. Haas, Esq.

         If to Group or the Bank:

                  The Crown Group, Inc.
                  105 Live Oaks Gardens
                  Casselberry, FL  32707
                  Attn:  John A. Koegel
                  President and Chief Executive Officer

         With a required copy to:

                  Squire, Sanders & Dempsey LLP
                  1300 Huntington Center
                  41 South High Street
                  Columbus, OH  43215
                  Attn:  Richard R. Murphey, Jr., Esq.
                         Fred A. Summer, Esq.

8.5      ALTERNATIVE STRUCTURE

         Notwithstanding any provision of this Agreement to the contrary, R&G and Holdings may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the Merger set forth herein, provided that (i) the Merger Consideration is not thereby changed in kind or reduced in amount as a result of such modification or alters the taxation of any amounts to be received by Group's stockholders and
(ii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or any other condition to R&G's obligations set forth in Sections 6.1 and 6.3 hereof.

8.6      INTERPRETATION

         The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases "the date of this Agreement," "the date hereof" and terms of similar import herein, unless the context otherwise requires, shall be deemed to be the date first above written on page one (1) hereof.

8.7      COUNTERPARTS

         This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.8      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                     R&G FINANCIAL CORPORATION
Attest:

        -------------------------------    By:
Name:    Enrique Umpierre Suarez              ----------------------------------
Title:   Corporate Secretary               Name:  Victor J. Galan
                                           Title: Chairman and Chief
                                                  Executive Officer

                                           R&G HOLDINGS CORPORATION
Attest:

         ------------------------------    By:
Name:    Enrique Umpierre Suarez              ----------------------------------
Title:   Corporate Secretary               Name:  Victor J. Galan
                                           Title: Chairman and Chief
                                                  Executive Officer


                                           THE CROWN GROUP, INC.
Attest:

         ------------------------------    By:
Name:    Cathy L. Jackson                     ----------------------------------
Title:   Secretary                         Name: John A. Koegel
                                           Title: President and Chief
                                                  Executive Officer


                                           CROWN BANK, A FEDERAL SAVINGS BANK
Attest:

         ------------------------------    By:
Name:    Cathy L. Jackson                     ----------------------------------
Title:   Secretary                         Name: John A. Koegel
                                           Title: President and Chief
                                                  Executive Officer

                                                                       EXHIBIT A

                                December 19, 2001


R&G Financial Corporation
R&G Plaza
280 Jesus T. Pinero Avenue
San Juan, Puerto Rico  00918

Gentlemen:

         The undersigned, a director or executive officer or stockholder of The Crown Group, Inc. ("Group") or Crown Bank, a Federal Savings Bank ("Bank") understands that R&G Financial Corporation ("R&G") and R&G Acquisition Holdings Corporation ("Holdings") are about to enter into an Agreement and Plan of Reorganization (the "Agreement") with Group and Bank. The Agreement provides for the merger of Holdings with and into Group and the related conversion of all of the outstanding common stock of Group into the Merger Consideration set forth in the Agreement.

         In order to induce R&G and Holdings to enter into the Agreement, and intending to be legally bound hereby, the undersigned represents, warrants and agrees that in connection with the solicitation of Group shareholder consents contemplated by Section 5.2 of the Agreement, the undersigned will provide a written consent to and approval of the Agreement and the transactions contemplated thereby with respect to the shares of Group Common Stock beneficially owned by the undersigned individually or, to the extent of the undersigned's proportionate voting interest, jointly with other persons, as well as (to the extent of the undersigned's proportionate voting interest) any other shares of Group Common Stock over which the undersigned may hereafter acquire beneficial ownership (collectively, the "Shares"). Subject to the final paragraph of this agreement, the undersigned further agrees that he will use his best efforts to cause a consent to and approval of the Agreement and the transactions referenced therein to be provided with respect to any other shares of Group Common Stock over which he has or shares voting power.

         The undersigned represents and warrants that he has or shares the beneficial ownership of the number of shares of Group Common Stock set forth at the bottom hereof.

         The undersigned further represents, warrants and agrees that until the earlier of (i) the consummation of the transactions contemplated by the Agreement or (ii) the termination of the Agreement in accordance with its terms, the undersigned will not, directly or indirectly:

         (a) vote any of the Shares or provide a consent with respect to such Shares, or cause or permit any of the Shares to be voted or consented to, in favor of any other merger, consolidation, plan of liquidation, sale of assets, reclassification or other transaction involving Group or the Bank which would have the effect of any person, other than R&G or an affiliate of R&G, acquiring control over Group or the Bank or any substantial portion of the assets of Group or the Bank. As used herein, the term "control" means (1) the ability to direct the voting of 10% or more of the outstanding voting securities of a person having ordinary voting power in the election of directors or in the election of any other body having similar functions or (2) the ability to direct the management and policies of a person, whether through ownership of securities, through any contract, arrangement or understanding or otherwise.

         (b) sell or otherwise transfer any of the Shares, or cause or permit any of the Shares to be sold or otherwise transferred (i) pursuant to any tender offer, exchange offer or similar proposal made by any person, other than R&G or an affiliate of R&G, (ii) to any person known by the undersigned to be seeking to obtain control of Group or the Bank or any substantial portion of the assets of Group or the Bank or to any other person, other than R&G or an affiliate of R&G, under circumstances where such sale or transfer may reasonably be expected to assist a person seeking to obtain such control or (iii) for the principal purpose of avoiding the obligations of the undersigned under this agreement.

         It is understood and agreed that this agreement relates solely to the capacity of the undersigned as a shareholder or other beneficial owner of the Shares and, to the extent applicable, is not in any way intended to affect the exercise by the undersigned of the undersigned's responsibilities as a director or officer of Group or Bank. It is further understood and agreed that this agreement is not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any Shares as of the date hereof.

         Use of the masculine gender herein shall be considered to represent the masculine, feminine or neuter gender whenever appropriate.


                                        Very truly yours


                                        ----------------------------------------
                                        Name


                                        ----------------------------------------
                                        Number of shares beneficially controlled


                                        ----------------------------------------
                                        Status as officer or director of Group
                                        or Bank, if applicable


Accepted and Agreed to:

R&G FINANCIAL CORPORATION


By:
   ---------------------------
   Name:
   Title:

                                                                       EXHIBIT B


THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. THIS SECURITY HAS BEEN ISSUED PURSUANT TO AN EXEMPTION FROM THE REGISTRATION STATEMENT REQUIREMENTS OF THE SECURITIES ACT AND HAS NOT BEEN OFFERED PURSUANT TO A REGISTRATION STATEMENT FILED WITH, AND DECLARED EFFECTIVE BY, THE SECURITIES AND EXCHANGE COMMISSION ("SEC"). THIS SECURITY MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY ONLY (A) TO THE COMPANY, (B) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) TO AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF SUBPARAGRAPH (A) (1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF AN "ACCREDITED INVESTOR," FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION STATEMENT REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY'S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE
(C) OR (D) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION OR OTHER INFORMATION SATISFACTORY TO IT. THE HOLDER OF THIS SECURITY AGREES THAT IT WILL COMPLY WITH THE FOREGOING RESTRICTIONS.

                            R&G FINANCIAL CORPORATION

                          SUBORDINATED PROMISSORY NOTE

                              DUE _______ __, 2007

$                                                                         , 2002
 ---------------                                           ----------- ---
                                                           San Juan, Puerto Rico

FOR VALUE RECEIVED, R&G FINANCIAL CORPORATION, a Puerto Rico corporation (the "Company" or "Maker"), promises to pay to the order of _________________________ (the

"Holder" who, together with all other holders of like notes issued in this form on the date hereof and their respective assignees, are designated herein as the "Holders"), at such place as the Holder hereof may from time to time designate in writing, in lawful money of the United States of America, without offset, the principal sum of _____________ Dollars and No Cents ($____________), together with interest as described below and in accordance with the following terms and provisions:

         1. INTEREST RATE. The unpaid principal balance of this Subordinated Promissory Note (as the same may be amended, modified, supplemented, renewed or replaced from time to time, the "Note") outstanding from time to time shall bear interest at the rate of six and three-fourths percent (6 3/4%) per annum. Interest shall accrue daily as set forth herein, shall be calculated using a 360 day year and shall be payable semi-annually on March 15 and September 15 of each year (an "Interest Payment Date"), beginning ________ __, 2002 to holders of record on the books of the Company as of the close of business on the first day of the month in which such payment is due to be made. Each Note will bear interest from and including each Interest Payment Date or, in the case of the first interest period, the original date of issuance of the Note to, but excluding, the next succeeding Interest Payment Date or, in the case of the last interest period, the Maturity Date (as defined below). Payment of interest shall be made by check mailed to the address of the person entitled thereto as such address shall appear in the books of the Company or, in accordance with arrangements satisfactory to the Company, at the option of the Holder, by wire transfer to an account designated in writing by the Holder. If any payment under this Note shall become due on a Saturday, Sunday or public holiday under the laws of the Commonwealth of Puerto Rico, such payment shall be made on the next succeeding business day, but without the payment of any additional interest.

         2. MATURITY DATE. The entire unpaid principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full on ______ __, 2007 (the "Maturity Date").

         3. PREPAYMENT. The Company shall have the ability to prepay the Subordinated Promissory Note in whole, but not in part, without penalty, at any time upon thirty (30) days prior written notice to the Holders at each Holder's address appearing on the records of the Company.

         4. NO COLLATERAL. This Note is not secured by any assets of Maker.

         5. MERGER. The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless the corporation formed by such consolidation or into which the Company is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety (the "successor corporation") shall be a corporation or other banking organization organized and existing under the laws of the United States or any state or territory thereof or the District of Columbia and shall expressly assume, in the agreement providing for such consolidation, or merger or conveyance, transfer or lease, the due and punctual payment of the principal of and interest on the Note. Upon any consolidation with or merger into any other corporation, or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety, the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company with the same effect as if such successor corporation had been named as the Company herein, and thereafter, the predecessor corporation shall be relieved of all obligations and covenants under this Note.

         6. ACCELERATION OF PAYMENT. If an Event of Default (as defined below) occurs and is continuing, then the Holders of not less than 25% in principal amount of the Note may declare the principal amount of and all accrued but unpaid interest on the Note to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration, such principal amount and interest shall become immediately due and payable. Upon payment of such amounts, all obligations of the Company in respect of the payment of principal of and interest on the Note shall terminate.

         For purpose of this Note, an "Event of Default" means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                  (a) a decree or order by a court having jurisdiction in the premises shall have been entered adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for the Company under the Federal bankruptcy laws, or any other similar applicable law of any governmental unit, domestic or foreign, and such decree or order shall have continued undischarged or unstayed for a period of 90 days; or a decree or order or other decision of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of any person to act as a receiver or conservator or liquidator or trustee or assignee in bankruptcy or insolvency of the Company or of a substantial part of its property, or for the involuntary winding up or liquidation of its affairs, shall have been entered and such decree or order shall have remained in force undischarged and unstayed for a period of 90 days; or, under the provisions of any insolvency, bankruptcy, or other law for the relief or aid of creditors or depositors, any court, or agency or supervisory authority having jurisdiction in the premises shall assume custody or control of the Company or of a substantial part of its property, and such custody and control shall not be terminated or stayed within 90 days from the date of assumption of such custody or control; or any substantial part of the property of the Company shall be sequestered or attached and shall not be returned to the possession of the Company or released from such attachment within 90 days thereafter; or

                  (b) the Company shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief under the Federal bankruptcy laws, or any other similar applicable law of any governmental unit, domestic or foreign, or shall consent to the filing of any such petition or shall consent to the appointment of a receiver or conservator or liquidator or trustee or assignee in bankruptcy or insolvency of it or of a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or if corporate action shall be taken by the Company in furtherance of any of the aforesaid purposes; or

                  (c) the Company fails to pay the principal of the Note at the Maturity Date and such failure is continued for seven days; or

                  (d) the Company fails to pay any installment of interest on an Interest Payment Date and such failure is continued for 30 days.

         7. SUBORDINATION OF INDEBTEDNESS EVIDENCED BY THE NOTE. The Company, for itself, its successors and assigns, covenants and agrees, and each Holder likewise covenants and agrees by such Holder's acceptance hereof, that the obligation of the Company to make any payment on account of the principal of and interest on the Note shall, to the extent and in the manner provided herein, be subordinate and junior in right of payment to the Company's obligations to the holders of Senior Indebtedness. For purposes of this Note, "Senior Indebtedness" means the principal of and any premium on the following, whether outstanding on the date of execution of the Note or thereafter created, assumed or incurred: (a) any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money (including general unsecured creditors), whether or not evidenced by bonds, debentures, notes or other written instruments, and similar obligations arising from off-balance sheet guarantees and direct credit substitutes, (b) deposits, (c) obligations under bankers' acceptances and letters of credit, (d) obligations associated with derivative products such as interest rate and foreign exchange rate contracts, commodity and currency contracts and similar arrangements, (e) any deferred obligations of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets (f) obligations of the Company as lessee under any lease of real or personal property required to be capitalized under generally accepted accounting principles at the time and (g) any amendments, deferrals, renewals, extensions or refundings of any such indebtedness or obligations referred to in clauses (a) or (c) through (f) above; provided, that Senior Indebtedness will not include the Note.

         In the event of any insolvency, bankruptcy, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation, dissolution or winding-up of or relating to the Company as a whole, whether voluntary or involuntary, all obligations of the Company to holders of Senior Indebtedness shall be entitled to be paid in full before any payment, whether in cash, property or otherwise, shall be made on any account of the principal of or interest on the Note. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the Holder shall be entitled ratably to be paid from the remaining assets of the Company the amounts at the time due and owing on account of unpaid principal of and interest, if any, on the Note. In addition, in the event of any such proceeding, if any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), including any such payment or distribution that may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Note, shall be received by the Holder before all Senior

Indebtedness is paid in full, such payment or distribution shall be held (in trust if received by such Holder) for the benefit of and shall be paid over to the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably, for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

         The Holder of the Note, in respect of any claims of the Holder to payment of any principal or interest in respect of the Note, by acceptance of the Note will be deemed to have waived any right of set-off or counterclaim that such Holder might otherwise have.

         Subject to the payment in full of all Senior Indebtedness, the Holder shall be subrogated to the rights of the Holder of such Senior Indebtedness to receive payments or distributions of assets of the Company applicable to such Senior Indebtedness until the Note shall be paid in full, and none of the payments or distributions to the Holder of such Senior Indebtedness to which the Holder would otherwise be entitled or of payments over, pursuant to the provisions of this Note, to the Holder of such Senior Indebtedness by the Holder shall, as among the Company, its creditors other than the Holder of such Senior Indebtedness, and the Holder, be deemed to be a payment by the Company to or on account of such Senior Indebtedness.

         8. NO IMPAIRMENT. The Company covenants that it shall not by amendment of its Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, issuance or sale of securities, sale of assets, or by any other voluntary act or deed, avoid or seek to avoid the observance or performance of any of its agreements, covenants, stipulations or conditions to be observed or performed by it hereunder.

         9.       TRANSFER OF NOTE.

                  (a) This Note has not been registered under the Securities Act of 1933 or any state securities laws. This Note has been issued pursuant to an exemption from the registration statement requirements of the Securities Act and has not been offered pursuant to any registration statement filed with, and declared effective by, the SEC. This Note may not be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of except pursuant to an effective registration statement under such registration statement requirements or pursuant to an exemption from such requirements. The Holder of this Note by its acceptance hereof agrees to offer, sell or otherwise transfer such Security only (a) to the Company, (b) pursuant to Rule 144a, to a person it reasonably believes is a "Qualified Institutional Buyer" as defined in Rule 144a that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the transfer is being made in reliance on Rule 144a, (c) to an "Accredited Investor" within the meaning of subparagraph (a) (1), (2), (3) or (7) of Rule 501 under the Securities Act that is acquiring this Note for its own account, or for the account of an "Accredited Investor," for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act, or (d) pursuant to another available exemption from the registration statement requirements of the Securities Act, subject to the Company's right prior to any such offer, sale or transfer pursuant to clause (c) or (d) to require the delivery of an opinion of counsel, certification or other information satisfactory to it. The Holder of this Note agrees that it will comply with the foregoing restrictions.

                  (b) This Note shall be registered on the books of the Company kept at its principal office for that purpose, and shall be transferable only on such books by the registered owner hereof in person or by a duly authorized attorney upon surrender of this Note properly endorsed, and only in compliance with this Section 9.

         10. NOTICES. All notices, request, demands and other communications with respect hereto shall be in writing and shall be delivered by had, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, to the following addresses:

                  (a)      If to the Holder:

                  (b)      If to the Company:

                           R&G Financial Corporation
                           R&G Plaza
                           280 Jesus T. Pinero Avenue
                           San Juan, Puerto Rico  00918
                           Attn:  President and Chief Executive Officer

         Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) upon the earliest of (a) the date it is actually received, (b) the business day after the day on which it is delivered by hand, (c) the business day after the day on which it is properly delivered to Federal Express (or a comparable overnight delivery service), or (d) the third business day after the day on which it is deposited in the United States mail. The Company or the Holder may change its address by notifying the other party of the new address in any manner permitted by this Section 10.

         11. SEVERABILITY. If any provision of this Note, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of the provisions of this Note, or the application of such provision to other persons or circumstances, shall not be affected thereby, and each provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

         12. SUCCESSORS AND ASSIGNS. This Note shall be binding upon and inure to the benefit of the Company and the Holder, and their respective successors and assigns; provided, however, that the Company may not assign or delegate its obligations hereunder without the prior written consent of the Holder.

         13. PAYMENTS. All payments due hereunder, if any, shall be made in immediately available funds.

         14. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico, without reference to conflict of law principles.

         15. MISCELLANEOUS. No provision of this Note shall alter or impair the obligation of the Maker, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place and rate and in the coin or currency or stock, herein prescribed. This Note is a direct obligation of the Maker.

         IN WITNESS WHEREOF, the Company has executed this Note as of the date first written above.


                                            R&G FINANCIAL CORPORATION


                                            By:
                                               -----------------------------
                                               Name:
                                               Title:

                                                                       EXHIBIT C


         Matters to be covered in Opinion(s) of Counsel to be delivered to Group and the Bank pursuant to Section 6.2(d) of the Agreement.

         (a) Each of R&G, Holdings and the R&G Significant Subsidiaries is duly incorporated and validly existing under the laws of its respective jurisdiction of incorporation.

         (b) The R&G Debenture to be issued in connection with the Merger is duly authorized (subject to receipt of all governmental approvals) and, when issued in accordance with the terms hereof, will be validly issued and fully paid and nonassessable.

         (c) The Agreement has been duly authorized, executed and delivered by R&G and Holdings and constitutes a valid and binding obligation of R&G and Holdings and enforceable in accordance with its terms, except that the enforceability of the obligations of R&G and Holdings may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors, (ii) equitable principles limiting the right to obtain specific performance or other similar equitable relief and (iii) considerations of public policy, and except that certain remedies may not be available in the case of a nonmaterial breach of the Agreement.

         (d) All corporate actions required to be taken by R&G and Holdings by law and its Certificate of Incorporation, and Bylaws to authorize the execution and delivery of the Agreement and consummation of the transactions contemplated thereby have been taken.

         (e) All permits, consents, waivers, clearances, approvals and authorizations of any Governmental Entity or third party which are necessary to be obtained by R&G and Holdings to permit the execution, delivery and performance of the Agreement and consummation of the transactions contemplated thereby have been obtained.

         (f) The R&G Debenture to be issued pursuant to the terms of the Agreement have been duly authorized by all necessary corporate action on the part of R&G and, when issued in accordance with the terms of the Agreement, will be validly issued and fully paid and nonassessable.

         In rendering their opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of governmental officials, certificates or opinions of other counsel to R&G, Holdings or an R&G Significant Subsidiary reasonably satisfactory to Group and the Bank and, as to matters of fact, certificates of officers of R&G, Holdings and the R&G Significant Subsidiaries. The opinion of such counsel need refer only to matters of Puerto Rico law and may add other qualifications and explanations of the basis of their opinion as may be reasonably acceptable to Group and the Bank.

                                                                       EXHIBIT D


         Matters to be covered in Opinion of Counsel to be delivered to R&G and Holdings pursuant to Section 6.3(d) of the Agreement.

         (a) Each of Group and the Bank are duly incorporated and validly existing under the laws of Florida and the United States, respectively.

         (b) The authorized capital stock of Group consists of 5,000,000 shares of Group Common Stock. Group has no authorized shares of preferred stock. As of the date hereof, there are 2,089,971 shares of Group Common Stock issued and outstanding and 31,734 shares of Group Common Stock are held as treasury shares. All outstanding shares of Group Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and none of the outstanding shares of Group Common Stock have been issued in violation of the preemptive rights of any person, firm or entity. To such counsel's knowledge, except for Group Options to purchase 47,200 shares of Group Common Stock as of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Group.

         (c) Except for (i) its ownership of the Bank Common Stock, (ii) stock in the Federal Home Loan Bank of Atlanta owned by the Bank, and (iii) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, to such counsel's knowledge, Group does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization. The authorized capital stock of the Bank consists of 5,000,000 shares of common stock and no shares of preferred stock. As of the date hereof, there were 2,016,071 shares of the Bank Common Stock outstanding and no shares of the Bank Common Stock are held as treasury shares. The outstanding Bank Common Stock has been duly authorized and validly issued, is fully paid and nonassessable and is directly owned by Group free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the Bank Common Stock and there are no agreements, understandings or commitments relating to the right of Group to vote or to dispose of such capital stock or other ownership interests. The Bank has no direct or indirect Subsidiaries.

         (d) The Agreement has been duly authorized, executed and delivered by Group and the Bank and constitutes a valid and binding obligation of Group and the Bank enforceable in accordance with their terms, except that the enforceability of the obligations of Group and the Bank may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors, (ii) equitable principles limiting the right to obtain specific performance or other similar equitable relief and (iii) considerations of public policy, and except that certain remedies may not be available in the case of a nonmaterial breach of the Agreement.

         (e) All corporate and shareholder actions required to be taken by Group and the Bank by law and the Articles of Incorporation, Federal Stock Charter and Bylaws or similar documents of Group and the Bank to authorize the execution and delivery of the Agreement and consummation of the transactions contemplated thereby have been taken.

         (f) All permits, consents, waivers, clearances, approvals and authorizations of any Governmental Entity or third party which are necessary to be obtained by Group and the Bank to permit the execution, delivery and performance of the Agreement and consummation of the transactions contemplated thereby have been obtained.

         (g) To such counsel's knowledge, except as Previously Disclosed, there are no material legal or governmental proceedings pending to which Group and the Bank is a party or to which any property of Group and the Bank are subject and no such proceedings are threatened by governmental authorities or by others.

         In rendering their opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of governmental officials and, as to matters of fact, certificates of officers of Group and the Bank. The opinion of such counsel need refer only to matters of Florida and federal law and may add other qualifications and explanations of the basis of their opinion as may be reasonably acceptable to R&G and Holdings.

                                                                       EXHIBIT E


                                    AGREEMENT


         AGREEMENT, dated this __ day of __________ 2002, between Crown Bank, a Federal Savings Bank (the "Bank"), a wholly-owned subsidiary of R&G Acquisition Holdings Corporation, and ________________________ (the "Executive").


                                   WITNESSETH

         WHEREAS, the Executive has served previously as an officer of the Bank under an employment agreement that has been voluntarily terminated;

         WHEREAS, the Bank desires to be ensured of the Executive's continued active participation in the business of the Bank;

         WHEREAS, the Bank desires to enter into an employment agreement with the Executive with respect to his employment by the Bank;

         NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

         1. DEFINITIONS. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

                  (a) BASE SALARY. "Base Salary" shall have the meaning set forth in Section 3(a) hereof.

                  (b) CAUSE. Termination of the Executive's employment for "Cause" shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

                  (c)      DATE OF TERMINATION. "Date of Termination" shall mean
(i) if the Executive's employment is terminated for Cause or for Disability, the date specified in the Notice of Termination, and (ii) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.

                  (d) DISABILITY. Termination by the Bank of the Executive's employment based on "Disability" shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Bank or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

                  (e) NOTICE OF TERMINATION. Any purported termination of the Executive's employment by the Bank for any reason, including without limitation for Cause or Disability, or by the Executive for any reason, shall be communicated by written "Notice of Termination" to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Banks' termination of Executive's employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 9 hereof.

         2.       TERM OF EMPLOYMENT.

                  (a) The Bank hereby employ the Executive as ____________________________ of the Bank and the Executive hereby accepts said employment and agrees to render such services to the Bank on the terms and conditions set forth in this Agreement. The term of employment under this Agreement shall be for one year, commencing on the date of this Agreement. The term of this Agreement, and the employment of the Executive hereunder, may be renewed and extended for such period or periods as may be mutually agreed to by the Bank and the Executive in a written supplement to this Agreement. If this Agreement is not so renewed and extended, this Agreement shall automatically terminate and the employment of the Executive shall become month-to-month unless otherwise agreed to by the parties.

                  (b) During the term of this Agreement, the Executive shall perform such executive services for the Bank as may be consistent with his titles and from time to time assigned to him by the Bank's Board of Directors.

         3.       COMPENSATION AND BENEFITS.

                  (a) The Bank shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of __________ per year ("Base Salary"), which may be increased from time to time in such amounts as may be determined by the Board of Directors of the Bank and may not be decreased without the Executive's express written consent. In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Board of Directors of the Bank.

                  (b) During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Bank, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Bank.

                  (c) During the term of this Agreement, the Executive shall be entitled to _____ weeks of paid annual vacation. The Executive shall not be entitled to receive any additional compensation from the Bank for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of the Bank.

                  (d) In the event the Executive's employment is terminated due to Disability, the Bank shall provide continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for the Executive immediately prior to his termination. Such coverage shall cease upon the expiration of the term of this Agreement.

                  (e) The Bank shall, during the term of this Agreement, pay the Executive ____ per month as a car allowance.

         4. EXPENSES. The Bank shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Bank, including, but not by way of limitation, traveling expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Bank. If such expenses are paid in the first instance by the Executive, the Bank shall reimburse the Executive therefor.

         5.       TERMINATION.

                  (a) The Bank shall have the right, at any time upon prior Notice of Termination, to terminate the Executive's employment hereunder for any reason, including without limitation termination for Cause or Disability and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

                  (b) In the event that (i) the Executive's employment is terminated by the Bank for Cause or (ii) the Executive terminates his employment hereunder other than for Disability or death, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

                  (c) In the event that the Executive's employment is terminated as a result of Disability during the term of this Agreement, the Executive shall receive his salary for the duration of the term of this Agreement. In the event of the Executive's death during the term of the Agreement, the Executive's estate shall receive his salary to the end of the term of this Agreement.

                  (d) In the event that (i) the Executive's employment is terminated by the Bank for other than Cause, Disability, or the Executive's death or (ii) such employment is terminated by the Executive (a) due to a material breach of this Agreement by the Bank, which breach has not been cured within fifteen (15) days after a written notice of non-compliance has been given by the Executive to the Bank, then the Bank shall provide the Executive with the compensation otherwise payable pursuant to Section 3(a) hereof:

         6.       NON-COMPETITION.  The Executive agrees that:

                  (a) During the term of this Agreement, the Executive will not, directly or indirectly, participate in or act as a principal, partner, officer, employee, agent, or consultant to any business entity which is competitive with the business now or hereafter engaged in or conducted by the Bank, nor shall the Executive hold greater than 5% of the equity securities of any such business.

                  (b) For a period of one year following the termination of this Agreement for any reason, the Executive will not, directly or indirectly, solicit for employment, or hire any person who during the term of this Agreement was engaged as an employee or officer of the Bank or any of its subsidiary or affiliated companies.

         7. WITHHOLDING. All payments required to be made by the Bank hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

         8. ASSIGNABILITY. The Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Bank may hereafter merge or consolidate or to which the Bank may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

         9. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

         The Corporation:            Secretary
                                     Crown Bank, a Federal Savings Bank
                                     105 Live Oaks Gardens
                                     Casselberry, FL  32707

         The Executive
         with a copy to:             Secretary
                                     R&G Financial Corporation
                                     280 Jesus T. Pinero Ave.
                                     Hato Rey, San Juan, Puerto Rico 00918

         10. AMENDMENT; WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Bank to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         11. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of
____________.

         12. NATURE OF OBLIGATIONS. Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

         13. HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         14. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         16. REGULATORY ACTIONS. The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings association and its employees pursuant to Section 563.39(b) of the Regulations Applicable to All Savings Associations, 12 C.F.R. ss. 563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

                  (a) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. ss.ss.1818(e)(3) and 1818(g)(1)), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of their obligations which were suspended.

                  (b) If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. ss.ss.1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

                  (c)      If the Bank is in default, as defined in Section 3(x)
(1) of the FDIA (12 U.S.C. ss.1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

                  (d) All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. ss.563.39(b)(5) (except to the extent that it is determined that continuation of the Agreement for the continued operation of the Bank is necessary): (i) by the Director of the Office of Thrift Supervision ("OTS"), or his/her designee, at the time the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. ss.1823(c)); or (ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank are determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

         17. REGULATORY PROHIBITION. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. ss.1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359. In the event of the Executive's termination of employment with the Bank for Cause, all employment relationships and managerial duties with the Bank shall immediately cease regardless of whether the Executive remains in the employ of the Corporation following such termination. Furthermore, following such termination for Cause, the Executive will not, directly or indirectly, influence or participate in the affairs or the operations of the Bank.

         18. ENTIRE AGREEMENT. This Agreement embodies the entire agreement between the Bank and the Executive with respect to the matters agreed to herein. All prior agreements between the Bank and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

                                     CROWN BANK, A FEDERAL SAVINGS BANK


                                     By:
                                        --------------------------------------
                                         Victor J. Galan
                                         Chairman of the Board


                                     EXECUTIVE



                                     By:
                                         -------------------------------------

                                                                       EXHIBIT F



                             TENANT ESTOPPEL LETTER

                                __________, 2002


R&G Financial Corporation
R&G Plaza
280 Jesus T. Pinero Ave.
Hato Rey, San Juan, PR  00918

      Re:      ______________, as amended __________________ ("Lease") by and between Crown Bank, A Federal Savings Bank ("Landlord") and __________________ ("Tenant") for the premises commonly known as
               ____________________ ("Premises")

Dear __________:

         In connection with the acquisition of Crown Bank, A Federal Savings Bank, by R&G Financial Corporation ("Assignee"), and the corresponding assignment of the above referenced Lease, the undersigned Tenant hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

         1. Tenant is the tenant under the Lease for the Premises. The term of the Lease commenced on _____________, and will expire on _____________. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

         2. Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Tenant and which is in full force and effect.

         3. Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. The Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant. If the landlord named in the Lease is other than Landlord, Tenant has received notice of the assignment to Landlord of the landlord's interest in the Lease and Tenant recognizes Landlord as the landlord under the Lease.

         4. Tenant began paying rent on _______________. Tenant is obligated to pay rent under the Lease in the total amount of ______________________________ Dollars ($_________), payable in ______
installments of ___________________________ Dollars ($_________). No rent under the Lease has been paid more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount of $__________. (If none, state "NONE"). Tenant is not entitled to rent concessions or free rent.

         5. All conditions and obligations of Landlord relating to completion of tenant improvements and making the Premises ready for occupancy by Tenant have been satisfied or performed and all other conditions and obligations under the Lease to be satisfied or performed by Landlord as of the date hereof have been fully satisfied or performed.

         6. There exists no defense to, or right of offset against, enforcement of the Lease b Landlord. Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

         7. Tenant has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

         8. Except as specifically stated herein, Tenant has not been granted (a) any option to extend the term of the Lease; (b) any option to expand the Premises or to lease additional space with in the Premises; (c) any right to terminate the Lease prior to its stated expiration; or (d) any option or right of first refusal to purchase the Premises or any part thereof.

         9. Tenant acknowledges having been notified that Landlord's interest in and to the Lease has been, or will be, assigned to Assignee. Until further notice from Landlord, however, Tenant will continue to make all payments under the Lease to Landlord and otherwise look solely to Landlord for the performance of the Landlord's obligations under the Lease.

The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee's successors and assigns may rely upon them for that purpose.

                                     Very truly yours,

                                     [TENANT]


                                     -------------------------------------


                                     By:
                                        ----------------------------------
                                     Name:
                                          --------------------------------
                                     Title:
                                            ------------------------------

                                   SCHEDULE A

                                      LEASE

                                                                       EXHIBIT G


                            LANDLORD ESTOPPEL LETTER
                                __________, 2002



R&G Financial Corporation
R&G Plaza
280 Jesus T. Pinero Ave.
Hato Rey, San Juan, PR  00918

         Re:  ________________, as amended __________________  ("Lease") by and between ______________ ("Landlord") and Crown Bank, A Federal Savings Bank ("Tenant") for the premises commonly known as ____________________ ("Premises")

Dear __________:

         In connection with the acquisition of Crown Bank, A Federal Savings Bank by R&G Financial Corporation ("Assignee"), and the corresponding assignment of the above referenced Lease, the undersigned Landlord hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

         1. Tenant is the tenant under the Lease for the Premises. The term of the Lease commenced on _____________, and will expire on _____________. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

         2. Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Landlord and which is in full force and effect.

         3. Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. To the Landlord's knowledge, the Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.

4. Tenant began paying rent on _____________. Tenant is obligated to pay rent under the Lease in the total amount of _____________________ Dollars ($_____________), payable in ______ installments of _______________________
Dollars ($__________). No rent under the Lease has been paid to Landlord more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount $__________. (If none, state "NONE"). Tenant is not entitled to rent concessions or free rent.

         5. All conditions and obligations of Landlord relating to completion of tenant improvements and making the Premises ready for occupancy by Tenant have been satisfied or performed and all other conditions and obligations under the Lease to be satisfied or performed by Landlord and Tenant as of the date hereof have been fully satisfied or performed.

         6. There exists no defense to, or right of offset against, enforcement of the Lease by Tenant. Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

         7. Landlord has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

         8. Except as specifically stated herein, Tenant has not been granted (a) any option to extend the term of the Lease, except as follows:
______________ (if none, state "NONE"); (b) any option to expand the Premises or to lease additional space with in the Premises, except as follows:
_______________ (if none, state "NONE"); (c) any right to terminate the Lease prior to its stated expiration, except as follows: _______________ (if none, state "NONE"); or (d) any option or right of first refusal to purchase the Premises or any part thereof, except as follows: ________________ (if none, state "NONE").

         The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee's successors and assigns may rely upon them for that purpose.

                                     Very truly yours,

                                     [LANDLORD]


                                     ----------------------------------------


                                     By:
                                        -------------------------------------
                                     Name:
                                          -----------------------------------
                                     Title:
                                           ----------------------------------

                                   SCHEDULE A

                                      LEASE

                                                                       EXHIBIT H



                            _______________ __, 2002



R&G Financial Corporation
R&G Plaza
280 Jesus T. Pinero Avenue
San Juan, Puerto Rico 00918

Gentlemen:

The undersigned shareholder ("Shareholder") of The Crown Group, Inc. ("Group") understands that R&G Financial Corporation ("R&G") and R&G Acquisition Holdings Corporation ("Holdings") have entered into an Agreement and Plan of Reorganization (the "Agreement") with Group and Crown Bank, a Federal Savings Bank ("Bank"). The Agreement provides for the merger of Holdings with Group (the "Merger") and the related conversion of all of the outstanding common stock of Group into the Merger Consideration set forth in the Agreement.

                  The undersigned understands that it is a condition to the obligation of R&G and Holdings to complete the Merger, for each stockholder of Group to provide R&G and Holdings with certain representations, warranties and covenants. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

                  The Shareholder represents as follows:

                  (a) The Shareholder is acquiring the R&G Debenture solely for his, her or its own account, for investment and not with a view to sale or distribution thereof, or any portion or component thereof, and the Shareholder will not sell, offer to sell or otherwise dispose of or distribute the R&G Debenture, or any portion or component thereof, in any transaction other than a transaction complying with the registration requirements of the Securities Act and applicable state securities or "Blue Sky" laws, or pursuant to an exemption therefrom.

                  (b) The Shareholder understands that the R&G Debenture involves a high degree of risk and will be a highly speculative investment. The Shareholder is able, without impairing his, her or its financial condition, to hold the R&G Debenture for an indefinite period of time and to suffer a complete loss of the Shareholder's investment therein.

                  (c) The Shareholder understands that neither R&G nor any of its officers/directors has any obligation to register the R&G Debenture, and that no public market currently exists or may in the future exist for the R&G Debenture.

                  (d) The Shareholder understands and agrees that R&G will cause to be placed on the certificate evidencing the R&G Debenture a customary legend relating to the fact that the R&G Debenture is a restricted security and restrictions on transfer of the R&G Debenture.

                  (e) If the Shareholder is a natural person (i.e., an individual), please indicate with an "X" the manner in which such person qualifies as an "accredited investor" pursuant to Regulation D promulgated under the Securities Act:



       ___        (1)      a natural person whose individual net worth(1) (or
                           joint net worth with such person's spouse) exceeds
                           $1,000,000; or

       ___        (2)      a natural person who had an individual income in
                           excess of $200,000 in each of the two most recent years and who reasonably expects to have an individual income in excess of $200,000 in the current year or who had joint income in excess of $300,000 in each of the two most recent years and who reasonably expects to have joint income in excess of $300,000 in the current year.

                  (f) If the Shareholder is not a natural person (i.e., an Entity), please indicate with an "X" the manner in which such entity qualifies as an "accredited investor" pursuant to Regulation D promulgated under the Securities Act:


       ___        (1)      a bank as defined in ss.3(a)(2) of the Securities
                           Act, or a savings and loan association or other institution as defined in ss. 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

       ___        (2)      a broker or dealer registered pursuant to ss.15 of
                           the Securities Exchange Act of 1934, as amended;

       ___        (3)      an insurance company as defined in ss. 2(13) of the
                           Securities Act;

       ___        (4)      an investment company registered under the Investment
                           Company Act of 1940, as amended;

       ___        (5)      a business development company as defined in ss. 2(a)
                           (48) of the Investment Company Act;

       ___        (6)      a Small Business Investment Company licensed by the
                           U.S. Small Business Administration under ss.301(c) or
                           (d) of the Small Business Investment Act of 1958, as amended;

       ___        (7)      a plan established and maintained by a state, its
                           political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

       ___        (8)      an employee benefit plan within the meaning of Title
                           I of ERISA, if either:


--------------
(1) For purposes of this item, "NET WORTH" means the excess of total assets at fair market value, including home and personal property, over total liabilities, including mortgage debt.

                           (A) the investment decision is made by a plan fiduciary, as defined in ss.3(21) of ERISA, which is either a bank, savings and loan association, insurance company or registered investment adviser;

                           (B) the employee benefit plan has total assets in excess of $5,000,000; or

                           (C) such a plan is a self-directed plan with investment decisions made solely by persons that are "accredited investors";

       ___        (9)      a private business development company as defined
                           in ss. 202(a)(22) of the Investment Advisers Act of 1940, as amended;

       ___        (10)     one of the following entities which was not formed
                           for the specific purpose of acquiring the R&G
                           Debenture and which has total assets in excess of $5,000,000:

                           (A) an organization described in ss.501(c)(3)) of the Code;

                           (B)      a corporation or partnership; or

                           (C)      a Massachusetts or similar business trust;

       ___        (11)     a trust with total assets in excess of $5,000,000 not
                           formed for the specific purpose of acquiring the R&G
                           Debenture, whose acquisition of the R&G Debenture is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D; or

       ___        (12)     an entity in which all of the equity owners are
                           "accredited investors."

                  (g) If the Shareholder is not a natural person (i.e., an Entity), please mark either (1) or (2), as applicable, of this subparagraph (d) with an "X":

       ___        (1)      the Shareholder was not organized or reorganized for
                           the purpose of acquiring the R&G Debenture; or

       ___        (2)      if the Shareholder was organized or reorganized for
                           the purpose of acquiring the R&G Debenture, the number of stockholders, partners, members or other owners, direct or indirect, of the Shareholder is __________, and all such stockholders, partners or other investors are "accredited investors".

Very truly yours,


INDIVIDUAL INVESTOR:                            ENTITY INVESTOR:


----------------------------                    ------------------------------
(Signature)                                     (Name of Entity)


---------------------------
(Print Name)                                    By:
                                                   ---------------------------
                                                Name:
                                                     -------------------------
                                                Title:
                                                      ------------------------

                                                                       EXHIBIT I



                              _____________ , 2002


R&G Financial Corporation
R&G Plaza
280 Jesus T. Pinero Avenue
San Juan, Puerto Rico 000918

Gentlemen:

The undersigned, the _____________ of Cresleigh Bancorp, LLC ("Cresleigh") understands that R&G Financial Corporation ("R&G") and R&G Acquisition Holdings Corporation ("Holdings") have entered into an Agreement and Plan of Reorganization (the "Agreement") with The Crown Group, Inc. ("Group") and Crown Bank, a Federal Savings Bank ("Bank"). The Agreement provides for the merger of Holdings with and into Group and the related conversion of all the outstanding common stock of Group into the Merger Consideration set forth in the Agreement.

                   1. In order to induce R&G and Holdings to enter into the Agreement, and intending to be legally bound thereby, the undersigned, on behalf of Cresleigh, agrees for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, to indemnify and defend R&G, Holdings, their subsidiaries and each of their officers, directors, employees and stockholders (each, an "Indemnitee") against, and hold each Indemnitee harmless from, any loss, liability, obligation, damage or expense, including without limitation, attorneys' fees and disbursements (collectively, "Damages"), that any Indemnitee may suffer or incur (whether or not in connection with or incidental to any claim or any Proceeding (as defined below) by a third party against such Indemnitee) based on or arising from, any loan transactions involving AABCO Mortgage Loans and Investments, Inc. ("AABCO") originated after the sale of AABCO by Group to Cresleigh or in connection with the sale transaction of AABCO by Group to Cresleigh. For purposes of this letter agreement, "Proceedings" shall mean any lawsuits or other legal, administrative, arbitration or other proceedings or claims, actions, disputes, audits, subpoenas or investigations.

                   2. Promptly after notice to an Indemnitee of any claim or the commencement of any Proceeding, including any Proceeding by a third party, involving any Damage referred to herein, the Indemnitee shall give written notice to Cresleigh of the commencement of such claim or Proceeding, setting forth in reasonable detail the nature thereof and the basis upon which such party seeks indemnification hereunder; provided, however, that the failure of the Indemnitee to give such notice shall not relieve Cresleigh of its obligations, except to the extent that is actually prejudiced by the failure to give such notice.

                   3. In the case of any such Proceedings by a third party against the Indemnitee, Cresleigh shall, upon receipt of notice as provided above, assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee, and, after notice from Cresleigh to the Indemnitee of its assumption of the defense thereof, shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof (but the Indemnitee shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the Indemnitee as a result of the settlement or compromise thereof without the written consent of Cresleigh.

                   4. Notwithstanding Section 3 hereto, if both Cresleigh and the Indemnitee are named as parties or subject to such Proceedings and either such party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a material conflict of interest between such parties may exist in respect of such Proceedings, then Cresleigh may decline to assume the defense on behalf of the Indemnitee or the Indemnitee may retain the defense on its own behalf, and, in either such case, after notice to such effect is duly given hereunder to the other party, Cresleigh shall be relieved of its obligation to assume the defense on behalf of the Indemnitee, but shall be required to pay any legal or other expenses, including without limitation reasonable attorneys' fees and disbursements, incurred by the Indemnitee in such defense; provided, however, that Cresleigh shall not be liable for such expenses on account of more than one separate firm of attorneys (and, if necessary, local counsel) at any time representing the Indemnitee in connection with any Proceedings or separate Proceedings in the same jurisdiction arising out of or based upon substantially the same allegations or circumstances.

                   5. If Cresleigh assumes the defense of any such Proceedings, the Indemnitee shall cooperate fully in all reasonable respects with Cresleigh and shall appear and give testimony, produce documents and other tangible evidence, allow Cresleigh access to the books and records of the Indemnitee and otherwise assist Cresleigh in conducting such defense. Cresleigh shall not, without the consent of the Indemnitee (which consent shall not be unreasonably withheld), consent to entry of any judgement or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of a release from all liability in respect to such claim or Proceeding.

                   6. If Cresleigh shall fail to promptly and diligently to assume the defense of any Proceeding following receipt of notice from an Indemnitee as provided in Section 2 above, then the Indemnitee may respond to, consent and defend against such Proceedings (but Cresleigh shall have the right to participate at its own cost and expense in such defense by counsel of its own choice) and may make in good faith any compromise or settlement with respect thereto, and recover from Cresleigh the entire cost and expense thereof, including without limitation reasonable attorneys' fees and disbursements and all amounts paid or lost directly as a result of such Proceeding, or the settlement or compromise thereof; provided that in no event shall Cresleigh be liable or otherwise have any obligation with respect to any settlement, compromise or determination of any claim agreed to by the Indemnitee without the prior written consent of Cresleigh (which shall not be unreasonably withheld). The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred.

                   7. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that R&G and Holdings shall be entitled to seek an injunction or injunctions to prevent breaches of this letter agreement by Cresleigh and to enforce specifically the terms and provisions hereof in any court of the United States or any state having competent jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

                   8. This Agreement is to be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico. If any provision hereof deemed unenforceable, the enforceability of the other provisions shall not be affected.


                                     Yours truly,

                                     CRESLEIGH BANCORP, LLC


                                     By:
                                         ----------------------------------
                                          Name:
                                          Title:

Accepted and Agreed to:

R&G FINANCIAL CORPORATION

By:
   -------------------------
    Name:
    Title:

                                                                       EXHIBIT J


                              _____________ , 2002


R&G Financial Corporation
R&G Plaza
280 Jesus T. Pinero Avenue
San Juan, Puerto Rico 000918

Gentlemen:

The undersigned, the _______________ of ________________ LLC ("____________")
understands that R&G Financial Corporation ("R&G") and R&G Acquisition Holdings Corporation ("Holdings") have entered into an Agreement and Plan of Reorganization (the "Agreement") with The Crown Group, Inc. ("Group") and Crown Bank, a Federal Savings Bank ("Bank"). The Agreement provides for the merger of Holdings with and into Group and the related conversion of all the outstanding common stock of Group into the Merger Consideration set forth in the Agreement.

                   1. In order to induce R&G and Holdings to enter into the Agreement, and intending to be legally bound thereby, the undersigned, on behalf of ___________, agrees for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, to indemnify and defend R&G, Holdings, their subsidiaries and each of their officers, directors, employees and stockholders (each, an "Indemnitee") against, and hold each Indemnitee harmless from, any loss, liability, Tax (as defined in the Agreement) obligation, damage or expense, including without limitation, attorneys' fees and disbursements (collectively, "Damages"), that any Indemnitee may suffer or incur (whether or not in connection with or incidental to any claim or any Proceeding (as defined below) by a third party against such Indemnitee) based on or arising from, any transactions involving the sale of the assets identified in Schedule 5.13(a) to the Agreement by Group to _________. For purposes of this letter agreement, "Proceedings" shall mean any lawsuits or other legal, administrative, arbitration or other proceedings or claims, actions, disputes, audits, subpoenas or investigations.

                   2. Promptly after notice to an Indemnitee of any claim or the commencement of any Proceeding, including any Proceeding by a third party, involving any Damage referred to herein, the Indemnitee shall give written notice to ____________ of the commencement of such claim or Proceeding, setting forth in reasonable detail the nature thereof and the basis upon which such party seeks indemnification hereunder; provided, however, that the failure of the Indemnitee to give such notice shall not relieve ______________ of its obligations, except to the extent that is actually prejudiced by the failure to give such notice.

                   3. In the case of any such Proceedings by a third party against the Indemnitee, _____________ shall, upon notice as provided above, assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee, and, after notice from _______________ to the Indemnitee of its assumption of the defense thereof, shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof (but the Indemnitee shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the latter as a result of the settlement or compromise thereof without the written consent of
_______________.

                   4. Notwithstanding Section 3 hereto, if both ___________ and the Indemnitee are named as parties or subject to such Proceedings and either such party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a material conflict of interest between such parties may exist in respect of such Proceedings, then _______________ may decline to assume the defense on behalf of the Indemnitee or the Indemnitee may retain the defense on its own behalf, and, in either such case, after notice to such effect is duly given hereunder to the other party, _______________ shall be relieved of its obligation to assume the defense on behalf of the Indemnitee, but shall be required to pay any legal or other expenses, including without limitation reasonable attorneys' fees and disbursements, incurred by the Indemnitee in such defense; provided, however, that _______________ shall not be liable for such expenses on account of more than one separate firm of attorneys (and, if necessary, local counsel) at any time representing the Indemnitee in connection with any Proceedings or separate Proceedings in the same jurisdiction arising out of or based upon substantially the same jurisdiction arising out of or based upon substantially the same allegations or circumstances.

                   5. If _______________ assumes the defense of any such Proceedings, the Indemnitee shall cooperate fully in all reasonable respects with _______________ and shall appear and give testimony, produce documents and other tangible evidence, allow _______________ access to the books and records of the Indemnitee and otherwise assist _______________ in conducting such defense. _______________ shall not, without the consent of the Indemnitee (which consent shall not be unreasonably withheld), consent to entry of any judgement or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of a release from all liability in respect to such claim or Proceeding. Provided that proper notice is duly given, if _______________ shall fail promptly and diligently to assume the defense thereof, then the Indemnitee may respond to, consent and defend against such Proceedings (but _______________ shall have the right to participate at its own cost and expense in such defense by counsel of its own choice) and may make in good faith any compromise or settlement with respect thereto, and recover from _______________ the entire cost and expense thereof, including without limitation reasonable attorneys' fees and disbursements and all amounts paid or foregone as a result of such Proceeding, or the settlement or compromise thereof; provided that in no event shall _______________ be liable or otherwise have any obligation with respect to any settlement, compromise or determination of any claim agreed to by the Indemnitee without the prior written consent of _______________ (which shall not be unreasonably withheld). The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred.

                   6. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that R&G and Holdings shall be entitled to seek an injunction or injunctions to prevent breaches of this letter agreement by _______________ and to enforce specifically the terms and provisions hereof in any court of the United States or any state having competent jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

                   7. This Agreement is to be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico. If any provision hereof deemed unenforceable, the enforceability of the other provisions shall not be affected.


                                     Yours truly,


                                     ---------------------------------


                                     By:
                                        ------------------------------
                                         Name:
                                         Title:

Accepted and Agreed to:

R&G FINANCIAL CORPORATION

By:
    -------------------------
    Name:
    Title:

                                                                       EXHIBIT K


                                POWER OF ATTORNEY


         1. Appointment; Acceptance. By executing this Power of Attorney, each holder of common stock ("Common Stock") of The Crown Group, Inc. ("Group") ("Stockholders") and each holder of an option to acquire Group Common Stock ("Optionee") hereby irrevocably constitutes and appoints John A. Koegel, acting as hereinafter provided, as its/his/her attorney-in-fact (the "Attorney in Fact") and agent, in its/his/her name, place and stead in connection with the transactions and agreements contemplated by the Agreement and Plan of Reorganization dated December 19, 2001 between R&G Financial Corporation ("R&G"), R&G Acquisition Holdings Company ("Holdings"), Group and Crown Bank, a Federal Savings Bank ("Agreement"), and acknowledges that such appointment is coupled with an interest. By executing and delivering this Power of Attorney, the Attorney in Fact hereby (i) accepts his appointment and authorization to act as Attorney-in-Fact and agent on behalf of the Stockholders and Optionees in accordance with the terms of this Power of Attorney and (ii) agrees to perform obligations hereunder, and otherwise comply with this Power of Attorney. In the event that John A. Koegel becomes for any reason unable to serve as attorney-in-fact, William A. Martin shall become successor attorney-in-fact who, upon acceptance of such office, shall have all of the rights and powers and be required to fulfil all of the duties herein granted to or imposed on the attorney-in-fact.

         2. Authority. Each of the Stockholders and Optionees fully and completely, without restriction:

                  (a) Authorizes the Attorney in Fact: (i) to deliver to R&G or Holdings on its/his/her behalf the certificates representing all of its/his/her shares of Group Common Stock and the separate stock transfer powers, if any, relating to all such shares of Group Common Stock duly endorsed by him, her or it and otherwise as provided in this Agreement; (ii) to deliver to R&G or Holdings on his or her behalf the certificates representing options to acquire Group Common Stock duly endorsed by him or her; (iii) to deliver to R&G or Holdings on its/his/her behalf the Investor Accreditation Representation Letter set forth as Exhibit H to the Agreement, duly endorsed by him, her or it;
         (iv) to execute and deliver and to accept delivery of, on his, her or its behalf, such agreements, instruments and other documents as may be deemed by the Attorney in Fact in its sole discretion to be appropriate under the Power of Attorney; (v) to dispute or to refrain from disputing and thereby accept any position advanced by R&G or Holdings under the Agreement; (vi) to negotiate and settle any dispute which may arise under this Power of Attorney and to sign any releases or other documents with respect to such dispute or remedy; (vii) to waive any condition contained in this Power of Attorney; (viii) to give any and all consents under this Power of Attorney, including, but not limited to, written consents to approve the transactions contemplated by
         Section 607.0704 of the Florida Business Corporation Act; and (ix) to give such instructions and do such other things and refrain from doing such things as the Attorney in Fact shall deem appropriate to carry out the provisions of this Power of Attorney.

                  (b) Agrees to be bound by all notices received and agreements and determinations made by and documents executed and delivered by the Attorney in Fact under this Power of Attorney.

                  (c) Authorizes and directs the Attorney in Fact to receive any and all payments made to Stockholders and Optionees under the Agreement or to direct R&G or Holdings to make payment directly to certain of the Stockholders and Optionees of such amounts as each of such identified Stockholders and Optionees is entitled, to invest such funds pending their disbursement in such manner as the Attorney in Fact in its sole discretion deems appropriate, and to disburse any payments due to Stockholders and Optionees under the Power of Attorney in accordance with their interest, after (i) payment of any attorneys' and other fees and expenses incurred on behalf of the Stockholders and Optionees in connection with the consummation of the transactions contemplated by the Agreement and (ii) withholding such amounts to pay costs and expenses relating to potential disputes arising with respect to any obligations of Stockholders and Optionees under this Power of Attorney.

         3. Actions. Each of the Stockholders and Optionees hereby expressly acknowledges and agrees that (i) the Attorney in Fact is exclusively authorized to act on his or her or its behalf, notwithstanding any dispute or disagreement among Stockholders and Optionees, and (ii) any other person shall be entitled to rely on any and all actions taken by Attorney in Fact under this Power of Attorney without any liability to, or obligation to inquire of, any Stockholders and Optionees. All notices, counternotices or other instruments or designations delivered by any Stockholders and Optionees or the Attorney in Fact shall not be effective unless, but shall be effective if, signed by the Attorney in Fact, and if not, such document shall have no force and effect whatsoever hereunder and R&G, Holdings and any other person may proceed without regard to any such document. R&G, Holdings and any other person are hereby expressly authorized to rely on the genuineness of the signature of the Attorney in Fact, and upon receipt of any writing which reasonably appears to have been signed by Attorney in Fact, R&G, Holdings and any other person or entity may act upon the same without any further duty of inquiries to the genuineness of the writing.

         4. Effectiveness. The authorization of the Attorney in Fact shall be irrevocable and effective until its rights and obligations under this Power of Attorney terminate by virtue of the termination of any and all of the obligations of Group to R&G and Holdings under the Agreement.

         5. Indemnification; Fees and Expenses. Stockholders and Optionees hereby jointly and severally agree (i) to indemnify and hold the Attorney in Fact harmless from any and all liability, loss, cost, damage or expense, including attorneys fees (reasonably incurred or suffered as a result of the performance of its duties under this Power of Attorney), and (ii) that the Attorney in Fact shall not have any liability to Stockholders and Optionees for any act or omission hereunder, except for gross negligence or willful misconduct. The fees and expenses of the Attorney in Fact shall be paid by Stockholders and Optionees, and neither R&G nor Holdings shall have any liability with respect to such fees and expenses.

         6. Survival of Authorizations. Each Stockholder or Optionee intends for the authorizations and agreements in the foregoing sections of this Power of Attorney to remain in force and not be affected if such Stockholder or Optionee subsequently becomes mentally or physically disabled or incompetent, does hereby authorize such recordings and filings hereof as the Attorney in Fact may deem appropriate, and does hereby direct that no filing of accounts or inventories or posting of a surety bond shall be required.



                                        By:
                                            ----------------------------------
                                            John A. Koegel, Attorney-in-Fact

                                        STOCKHOLDER/OPTIONEE


                                        By:
                                           -----------------------------------
                                           Printed Name: